Exhibit 99.1

For purposes of this Exhibit 99.1, unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries; and (iii) “Crown European Holdings” refers to Crown European Holdings S.A. and not its subsidiaries. References to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements refer to the corresponding sections of Crown’s Annual Report on Form 10-K for the year ended December 31, 2014. The “notes”, the “new senior notes” or the “new notes” refers to the notes due 2025, issued by Crown European Holdings.

FORWARD-LOOKING STATEMENTS

Statements included herein that are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s senior notes offering and the use of proceeds therefrom described herein, and Crown’s ability to implement it on the terms described herein;

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s indebtedness and other contractual obligations;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings;

•	Crown’s policies with respect to executive compensation; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension and postretirement liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and, therefore, involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or financial condition of Crown to differ include, but are not necessarily limited to:

•	the ability of Crown to expand successfully in international and emerging markets;

•	whether the acquisition of Empaque will be accretive to Crown’s earnings;

•	whether the sales and profits of Empaque will continue to grow;

•	whether the combination of Crown and Empaque will provide benefits to customers and shareholders;

•	whether the operations of Empaque can be successfully integrated into the Crown’s operations;

•	the ability of Crown to repay, refinance or restructure its short and long-term indebtedness on adequate terms and to comply with the terms of its agreements relating to debt;

•	the impact of the recent European Sovereign debt crisis;

•	Crown’s ability to generate significant cash to meet its obligations and invest in its business and to maintain appropriate debt levels;

•	restrictions on Crown’s use of available cash under its debt agreements;

•	changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates (and the effectiveness of any currency or interest rate hedges), tax rates and tax laws (including with respect to taxation of unrepatriated non-U.S. earnings or as a result of the depletion of net loss or foreign tax credit carryforwards);

•	the impact of healthcare reform in the United States;

•	the impact of foreign trade laws and practices;

•	the collectability of receivables;

•	war or acts of terrorism that may disrupt Crown’s production or the supply or pricing of raw materials, including in Crown’s Middle East operations, impact the financial condition of customers or adversely affect Crown’s ability to refinance or restructure its remaining indebtedness;

•	changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, energy, water, inks and coatings) and Crown’s ability to pass raw material, energy and freight price increases and surcharges through to its customers or to otherwise manage these commodity pricing risks;

•	Crown’s ability to obtain and maintain adequate pricing for its products, including the impact on Crown’s revenue, margins and market share and the ongoing impact of price increases;

•	energy and natural resource costs;

•	the cost and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase the asbestos-related costs of Crown Cork & Seal Company, Inc., a subsidiary of Crown (“Crown Cork”) over time, the adequacy of reserves established for asbestos-related liabilities, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the impact of state legislation dealing with asbestos liabilities and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities);

•	Crown’s ability to realize deferred tax benefits;

•	changes in Crown’s critical or other accounting policies or the assumptions underlying those policies;

•	labor relations and workforce and social costs, including Crown’s pension and postretirement obligations and other employee or retiree costs;

•	investment performance of Crown’s pension plans;

•	costs and difficulties related to the acquisition of a business and integration of acquired businesses, including the integration of Empaque;

•	the impact of any potential dispositions, acquisitions or other strategic realignments, which may impact Crown’s operations, financial profile, investments or levels of indebtedness;

•	Crown’s ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for its products in a cost-effective manner;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	Crown’s ability to achieve high capacity utilization rates for its equipment;

•	Crown’s ability to maintain, develop and capitalize on competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	Crown’s ability to protect its information technology systems from attacks or catastrophic failure;

•	the strength of Crown’s cyber-security;

•	Crown’s ability to generate sufficient production capacity;

•	Crown’s ability to improve and expand its existing product and product lines;

•	the impact of overcapacity on the end-markets Crown serves;

•	loss of customers, including the loss of any significant customers;

•	changes in consumer preferences for different packaging products;

•	the financial condition of Crown’s vendors and customers;

•	weather conditions, including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	the impact of natural disasters, including in emerging markets;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	the impact of increased governmental regulation on Crown and its products, including the regulation or restriction of the use of bisphenol-A;

•	the impact of Crown’s recent initiatives to generate additional cash, including the reduction of working capital levels and capital spending;

•	the ability of Crown to realize cost savings from its restructuring programs;

•	Crown’s ability to maintain adequate sources of capital and liquidity;

•	costs and payments to certain of Crown’s executive officers in connection with any termination of such executive officers or a change in control of Crown;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system; and

•	changes in Crown’s strategic areas of focus, which may impact Crown’s operations, financial profile or levels of indebtedness.

Some of the factors noted above are discussed elsewhere herein. In addition, other factors have been or may be discussed from time to time in Crown’s filings with the SEC. While Crown periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Summary of Crown’s Business

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At December 31, 2014, Crown operated 149 plants along with sales and service facilities throughout 40 countries and had approximately 23,000 employees.

For the fiscal year ended December 31, 2014, Crown had net sales of approximately $9,097 million and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical and Adjusted Consolidated Condensed Financial Data”) of $1,194 million, without giving effect to the Empaque acquisition. Approximately 76% of such net sales were derived from operations outside the United States, of which 64% of these non-U.S. revenues were derived from operations in the European Division, in the fiscal year ended December 31, 2014.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence by division:

	Americas	Europe	Asia- Pacific
Food cans	*	*	*
Beverage cans	*	*	*
Aerosol cans	*	*	*
Specialty cans	*	*	*
Glass bottles	*
Closures and caps	*	*	*
Can-making equipment		*

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions: Americas, Europe and Asia Pacific. Within each division, Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage and European Food. Crown’s Asia Pacific Division is a reportable segment which primarily consists of beverage can operations and also includes Crown’s non-beverage can operations, primarily food cans and specialty packaging. Crown’s non-reportable segments include its European specialty packaging business, its aerosol can businesses in North America and Europe and its tooling and equipment operations in the United States and United Kingdom.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 149 plants located throughout the world as of December 31, 2014. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

–	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

•

Grow in targeted markets.    Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and

Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may consider acquisitions to grow its business (within developed or developing markets).

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contracts.

•	Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to complete acquisitions, invest in emerging markets and repurchase Crown common stock, and Crown may in the future use free cash flow to complete acquisitions, invest in emerging or developed markets, repurchase stock or to fund regular dividend payments on Crown common stock.

–	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

–	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Recent Developments

Empaque Acquisition

In February 2015, Crown completed its acquisition of Empaque, a leading manufacturer for the beverage industry in Mexico, from affiliates of Heineken N.V., in a cash transaction valued at $1.2 billion subject to a purchase price adjustment. Accompanying the transaction are long-term supply agreements with Heineken affiliates. The addition of Empaque significantly increases Crown’s presence in Mexico and enhances Crown’s strategic position in beverage cans, both regionally and globally.

In October 2014, Crown amended its credit agreement to provide financing for the acquisition of Empaque. In February 2015, Crown Americas borrowed $75 million of additional Term Loan A and $675 million of Term Loan B under its credit facilities to complete the acquisition. The interest rate on the Term Loan A facility is LIBOR plus 1.75% and the maturity date is in December 2018. The interest rate on the Term Loan B facility is LIBOR plus 3.25%, subject to a LIBOR floor of 0.75%, and the maturity date is in February 2022. The net proceeds from the offering of the notes, together with other available funds (which may include borrowings under Crown’s revolving credit facility), will be used to repay Crown Americas’s Term Loan B facility, to pay fees and expenses associated with the offering of the notes and for general corporate purposes.

First Quarter Results

On April 16, 2015, Crown publicly announced its unaudited financial results for the three months ended March 31, 2015.

Net sales in the first quarter grew to $1,997 million over the $1,993 million in the first quarter of 2014, primarily due to the impact of the Mivisa and Empaque acquisitions offset by $172 million of unfavorable currency translation impact.

Segment income (defined by Crown as gross profit, excluding the impact of fair value adjustments to inventory acquired in an acquisition and the timing impact of hedge ineffectiveness, less selling and administrative expense) was $192 million in the first quarter compared to $200 million in the first quarter of 2014, and included $16 million of unfavorable currency translation impact primarily due to the strength of the U.S. dollar against the euro.

Interest expense increased to $65 million in the first quarter of 2015 over the $58 million in 2014 primarily due to increased borrowings to fund the Empaque and Mivisa acquisitions.

Net income attributable to Crown Holdings in the first quarter was $44 million compared to $24 million in the first quarter of 2014.

Consolidated Statements of Operations (Unaudited)

(in millions)

	Three Months Ended March 31,
	2015	2014
Net sales	$1,997	$1,993
Cost of products sold	1,660	1,661
Depreciation and amortization	51	35

Gross profit(1)	286	297
Selling and administrative expense	98	104
Restructuring and other	20	52
Foreign exchange	6	6
Interest expense	65	58
Interest income	(2)	(2)

Income before income taxes	99	79
Provision for income taxes	37	33

Net income	62	46
Net income attributable to noncontrolling interests	(18)	(22)

Net income attributable to Crown Holdings	$44	$24

(1)	A reconciliation from gross profit to segment income follows.

Organizational Structure

The following chart shows a summary of Crown’s current organizational structure, as well as the applicable obligors under the new senior notes, other outstanding notes, and Crown’s senior secured credit facilities as of the date hereof after giving effect to the offering of the new senior notes. Crown may modify this corporate structure in the future, subject to the covenants in the indenture governing the notes and compliance with the agreements governing Crown’s other outstanding indebtedness. The new notes will be guaranteed on an unsecured basis by (i) Crown and, subject to applicable law and exceptions, each of Crown’s subsidiaries in the United States, Canada, England or Wales, Luxembourg, Mexico, the Netherlands, Switzerland and Spain that are obligors under Crown’s senior secured credit facilities or that guarantee or otherwise become liable with respect to any other indebtedness of Crown, the issuer or another guarantor and (ii) subject to applicable law and exceptions, each of the issuer’s subsidiaries that guarantee or otherwise become liable with respect to any indebtedness of Crown, the issuer or another guarantor or are otherwise obligors under Crown’s senior secured credit facilities which as of the issue date of the new notes is expected to include certain subsidiaries organized under the laws of France, Germany, Mexico and the Netherlands. The guarantees will rank equal in right of payment to all existing and future senior debt of Crown and such guarantors.

(1)	Guarantor of outstanding debentures of Crown Cork.
(2)

Guarantors of outstanding senior notes and senior secured credit facilities of Crown European Holdings and its subsidiaries and guarantors of Crown European Holdings’ obligations under the new senior notes, with the exception of the following U.S. subsidiaries and Mivisa (USA), Inc. (which is among the Mivisa entities discussed in footnote 5 below): (i) Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital Corp. III and Crown Americas Capital Corp. IV, which guarantee the senior secured credit facilities but not the outstanding senior notes of Crown European Holdings or the new notes, and (ii) Crownway Insurance Company and Crown, Cork & Seal Receivables (DE) Corporation, which do not guarantee the senior secured credit facilities, the outstanding senior notes of Crown European Holdings or the new notes.
(3)	Guarantors of the outstanding senior notes of Crown Americas LLC, Crown Americas Capital Corp. III and Crown Americas Capital Corp. IV.
(4)	Crown Metal Packaging Canada LP serves as the Canadian borrower.
(5)	Guarantors of or otherwise obligors under the senior secured credit facilities of Crown European Holdings and its subsidiaries and guarantors of Crown European Holdings’ obligations under the new notes, with the exception of Adularia Inversiones 2010, S.L.U. These entities are also expected to become guarantors of the outstanding senior notes of Crown European Holdings on or after the settlement date of the new notes, with the exception of Adularia Inversiones 2010, S.L.U.
(6)	The Empaque entities organized in the Netherlands currently guarantee the outstanding senior secured credit facilities of Crown European Holdings and its subsidiaries and are expected to guarantee the outstanding senior notes of Crown European Holdings and the new notes on an unsecured senior basis. The Empaque Mexico entities are expected to become guarantors of the outstanding senior secured credit facilities of Crown European Holdings and its subsidiaries and, if such guarantees are provided, to guarantee the outstanding senior notes of Crown European Holdings and the new notes on an unsecured senior basis.
*	The net proceeds from the offering of the notes, together with other available funds (which may include borrowings under Crown’s revolving credit facility), will be used to repay Crown Americas’s Term Loan B facility, to pay fees and expenses associated with the offering of the notes and for general corporate purposes.

Crown is a Pennsylvania corporation. Crown’s principal executive offices are located at One Crown Way, Philadelphia, Pennsylvania 19154, and its telephone number is (215) 698-5100. Crown European Holdings (formerly known as CarnaudMetalbox SA) is a société anonyme organized under the laws of France. Crown European Holdings is an indirect, wholly-owned subsidiary of Crown.

Summary Historical and Adjusted Consolidated Condensed Financial Data

The following table sets forth summary historical and adjusted consolidated condensed financial data for Crown and certain combined financial data as of and for the periods presented. The summary of operations data and other financial data for each of the years in the three-year period ended December 31, 2014 and the balance sheet data as of December 31, 2013 and 2014 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The December 31, 2012 balance sheet data has been derived from Crown’s audited consolidated financial statements. The adjusted financial data gives effect to the issuance of the notes and the expected application of the net proceeds therefrom described herein.

The combined financial data give effect to the acquisition of Empaque as if it had occurred on January 1, 2014. The combined financial data combine certain financial data of Crown for the year ended December 31, 2014 with certain financial data of Empaque Mexico for the year ended December 31, 2014. Empaque Mexico’s combined financial information was prepared in accordance with MFRS. For information regarding the reconciliation of MFRS to U.S. GAAP, see “—Summary Historical Financial Data for Empaque Mexico.” The combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Empaque acquisition actually been consummated on the date indicated and does not purport to indicate our consolidated financial position or results of operations for any future period.

The summary historical and adjusted consolidated condensed financial data for Crown includes the results of Mivisa from the completion of the acquisition on April 23, 2014 and the combined financial data does not give effect to the acquisition of Mivisa as if it had occurred on January 1, 2014.

You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s audited consolidated financial statements and the related notes thereto.

(dollars in millions)
Year Ended December 31,
2012	2013	2014
Summary of Operations Data:
Net sales	$8,470	$8,656	$9,097
Cost of products sold, excluding depreciation and amortization	7,013	7,180	7,525
Depreciation and amortization	180	134	190

Gross profit	1,277	1,342	1,382
Selling and administrative expense	382	425	398
Provision for asbestos	35	32	45
Restructuring and other	—	34	129
Loss from early extinguishments of debt	—	41	34
Interest expense	226	236	253
Interest income	(7)	(5)	(7)
Translation and exchange adjustments	(1)	3	14

Income before income taxes and equity earnings	642	576	516
Provision for/(benefit from) income taxes	(17)	148	41
Equity earnings/(loss) in affiliates	5	—	—

Net Income	664	428	475

Net income attributable to noncontrolling interests	(105)	(104)	(88)

Net income attributable to Crown Holdings	$559	$324	$387

Other Financial Data:
Net cash flows provided by/(used for):
Operating activities	$621	$885	$912
Investing activities	(362)	(246)	(1,021)
Financing activities	(254)	(306)	445
EBITDA(1)	1,041	941	952
Adjusted EBITDA(2)	1,075	1,054	1,194
Combined Adjusted EBITDA(3)	1,339
Capital expenditures	324	275	328
Ratio of earnings to fixed charges(4)	3.5	x	3.2	x	2.9	x

Adjusted Financial Data:
Combined total secured debt(5)	2,105
Combined total debt(6)	6,060
Combined interest expense(7)	287
Ratio of combined total secured debt to combined Adjusted EBITDA	1.6	x
Ratio of combined total debt to combined Adjusted EBITDA	4.5	x
Ratio of combined Adjusted EBITDA to combined interest expense	4.7	x

Balance Sheet Data (at end of period):
Cash and cash equivalents	$350	$689	$965
Working capital(8)	228	260	698
Total assets	7,500	8,030	9,708
Total debt	3,665	3,842	5,259
Total equity/(deficit)	129	289	387

(1)	EBITDA is a non-GAAP measurement that consists of net income before income taxes and equity earnings plus the sum of interest expense (net of interest income) and depreciation and amortization. The reconciliation from income from continuing operations to EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,
	2012	2013	2014
Net Income	$664	$428	$475
Add/(deduct):
Equity loss/(earnings) in affiliates	(5)	—	—
Provision for/(benefit from) income taxes	(17)	148	41
Interest income	(7)	(5)	(7)
Interest expense	226	236	253
Depreciation and amortization	180	134	190

EBITDA	$1,041	$941	$952

(2)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos, restructuring and other, loss from early extinguishments of debt, timing impact of hedge ineffectiveness and foreign exchange. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	(dollars in millions)
	Year Ended December 31,
	2012	2013	2014
EBITDA	$1,041	$941	$952
Add/(deduct):
Provision for asbestos*	35	32	45
Restructuring and other**	—	37	129
Loss from early extinguishments of debt	—	41	34
Impact of hedge ineffectiveness	—	—	1
Fair value adjustment to inventory	—	—	19
Foreign exchange	(1)	3	14

Adjusted EBITDA	$1,075	$1,054	$1,194

*	Crown made asbestos-related payments of $30 million in 2014 and $28 million in each of 2013 and 2012.
**	For the year ended December 31, 2013, restructuring and other includes $3 million of transaction costs incurred in connection with Crown’s acquisition of Mivisa that were reported in selling and administrative expense in Crown’s Consolidated Statement of Operations.

EBITDA and Adjusted EBITDA are provided for illustrative and informational purposes only and do not purport to represent, and should not be viewed as indicative of, Crown’s actual or future financial condition or results of operations. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of operating performance or liquidity that is calculated in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA information is unaudited and has been included in this exhibit because Crown believes that certain analysts, rating agencies and investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness and overall operating performance over time. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of Crown’s results as reported under U.S. GAAP. A limitation associated with EBITDA and Adjusted EBITDA is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Crown’s business. Any measure that eliminates components of Crown’s capital structure and costs associated with carrying significant amounts of assets on its balance sheet has material limitations as a performance measure. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that the adjustments may vary from period to period and in the future Crown will incur expenses such as those used in calculating these measures. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. In light of the foregoing limitations, Crown does not rely solely on EBITDA and Adjusted EBITDA as performance measures and also considers its results as calculated in accordance with U.S. GAAP. For purposes of the covenants in the indenture governing the notes, EBITDA is defined differently, and for purposes of our credit facility and for calculating goodwill impairment, Adjusted EBITDA is defined differently.

(3)	Combined EBITDA and combined Adjusted EBITDA are non-GAAP measurements that give effect to the acquisition of Empaque as if it had occurred on January 1, 2014. The reconciliation from combined income from operations to combined EBITDA and from combined EBITDA to combined Adjusted EBITDA is as follows:

(dollars in millions)
Year Ended December 31, 2014 (Unaudited)
Crown
Net Income	$475
Add/(deduct):
Equity loss/(earnings) in affiliates	—
Provision for/(benefit from) income taxes	41
Interest income	(7)
Interest expense	253
Depreciation and amortization	190

EBITDA	$952
Add/(deduct):
Provision for asbestos	45
Restructuring and other	129
Loss from early extinguishments of debt	34
Loss on transfer of financial asset
Impact of hedge ineffectiveness	1
Fair value adjustment to inventory	19
Foreign exchange	14

Adjusted EBITDA	$1,194

(dollars in millions)
Year Ended December 31, 2014 (Unaudited)
Empaque Mexico
Net Income	$79
Add/(deduct):
Equity loss/(earnings) in affiliates
Provision for/(benefit from) income taxes	33
Interest income	(4)
Interest expense	9
Depreciation and amortization	18

EBITDA	$135
Add/(deduct):
Provision for asbestos
Restructuring and other
Loss from early extinguishments of debt
Loss of transfer of financial asset	7
Impact of hedge ineffectiveness
Fair value adjustment to inventory
Foreign exchange	3

Adjusted EBITDA	$145

(dollars in millions)
Year Ended December 31, 2014 (Unaudited)
Combined
Adjusted EBITDA*	$1,339

*	Investors should be aware that Adjusted EBITDA for Empaque may not be entirely comparable to Crown’s measures of Adjusted EBITDA and Historical Combined Adjusted EBITDA. Historical Combined Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information and is not in compliance with Article 11 of Regulation S-X. Historical Combined Adjusted EBITDA is presented for information purposes only and does not purport to represent what our actual financial position or results or operations would have been if the recently completed acquisitions had been completed as of an earlier date or that may be achieved in the future.

This table excludes any pro forma adjustments related to the combined results of Crown and Empaque. This table also excludes pro forma adjustments related to the acquisition of Mivisa in April 2014 that would be necessary to give effect to the Mivisa acquisition as if it had occurred on January 1, 2014. Crown is in the early stages of completing its purchase price allocation for Empaque. Such pro forma adjustments would typically include the amortization of fair value adjustments recorded as part of acquisition accounting, incremental interest expense associated with borrowings to fund the acquisition and any related income tax effects. The exclusion of these items from net income does not impact combined EBITDA or combined Adjusted EBITDA. For example, if the purchase price allocation results in $50 million of incremental depreciation and amortization, net income would decrease by $50 million but combined EBITDA and combined Adjusted EBITDA would not change. If the purchase price allocation resulted in $100 million of incremental depreciation and amortization, net income would decrease by $100 million but combined EBITDA and combined Adjusted EBITDA would not change.

The combined financial information is unaudited and for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Empaque acquisition actually been consummated on the date indicated and does not purport to indicate our consolidated financial position or results of operations for any future period.

(4)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and equity earnings plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the indenture governing Crown’s outstanding notes, the ratio of earnings to fixed charges is defined differently.

(5)	Combined total secured debt as of December 31, 2014 is presented after giving effect to the Empaque acquisition and the issuance of the notes and the expected application of the net proceeds therefrom described under the caption “Use of Proceeds” and consists of $875 million of U.S. dollar Term Loan A, $847 million (€700 million) of Euro Term Loan A, $358 million under the farm credit facility and $25 million of other secured indebtedness.

(6)	Combined total debt as of December 31, 2014 is presented after giving effect to the Empaque acquisition and the issuance of the notes and the expected application of the net proceeds therefrom described under the caption “Use of Proceeds”. Combined total debt of $6,060 million consists of $2,105 million of secured indebtedness, $3,505 million of senior notes including the new senior notes and debentures and $354 million of other indebtedness.

(7)	Combined interest expense reflects interest on $675 million of indebtedness outstanding under Crown Americas’s Term Loan B facility, $75 million of additional Term Loan A and cash on hand for the purchase of Empaque on February 18, 2015. Combined interest expense also reflects the use of proceeds of the senior notes offering, together with other available funds (which may include borrowings under Crown’s revolving credit facility) to repay the Term Loan B facility and additional borrowings of $380 million to fund seasonal working capital requirements. The interest rate on the Term Loan A facility is LIBOR plus 1.75%. The interest rate on the Term Loan B facility is LIBOR plus 3.25% subject to a LIBOR floor of 0.75%. The LIBOR rate used to calculate adjusted interest expense for the above facility was 0.18%. These amounts would differ, and adjusted total debt and/or secured debt would increase, if Crown uses the proceeds from the offering for general corporate purposes other than repaying indebtedness under the senior secured credit facilities (such as repayment of senior notes).

(8)	Working capital consists of current assets less current liabilities.

Summary Historical Financial Data for Empaque Mexico

The following table sets forth summary historical financial data for Empaque Mexico for the year ended December 31, 2014. The summary of operations data for the year ended December 31, 2014 has been derived from Empaque Mexico’s audited combined financial statements and the notes thereto. Empaque Mexico’s financial statements for the period referenced were originally prepared in pesos and in accordance with MFRS, which differs in certain material respects from U.S. GAAP. Adjustments made to align Empaque Mexico’s financial information prepared under MFRS with Crown’s accounting policies and presentation under U.S. GAAP are described in the footnote below. Historical results are not indicative of the results to be expected in the future.

	(in millions)
	Year Ended December 31, 2014
	Historical MFRS in pesos		Adjustments to Conform to Crown Presentation and U.S. GAAP in pesos(1)	Historical Adjusted to Crown Presentation and U.S. GAAP in pesos(2)	Foreign Exchange(3)	Historical Adjusted to Crown Presentation and U.S. GAAP in USD
Income Statement Data:
Net sales	Ps	9,096	—	9,906	13.29	$684
Cost of products sold, excluding depreciation and amortization		7,010	(271)	6,739	13.29	507
Depreciation and amortization		—	244	244	13.29	18

Gross profit		2,086	(27)	2,113	13.29	159

Other operating income			(59)
Selling and administrative expense		494	—	435	13.29	32
Interest income		(56)	—	(56)	13.29	(4)
Interest expense		118	—	118	13.29	9
Loss on transfer of financial assets		89	—	89	13.29	7
Foreign exchange		34	—	34	13.29	3

Income before income taxes		1,407	(86)	1,493	13.29	102

Income tax expense		411	26	437	13.29	33

Net income		996	60	1,056	13.29	79

(1)	Adjustments consist of reclassification between line items to be consistent with Crown’s presentation under U.S. GAAP and adjustments that reflect the differences between U.S. GAAP and MFRS. The MFRS adjustments consist of (1) the reclassification of Ps 321 million of depreciation, of which Ps 292 million was reported in cost of products sold and Ps 29 million in selling and administrative expenses, (2) the reclassification of Ps 30 million of pension expense from selling and administrative expenses to cost of products sold, (3) the reduction of Ps 9 million in pension expense and (4) the reduction of Ps 77 million in depreciation related to the inflationary adjustments on financial information through December 31, 2007 which was required under MFRS.
(2)	This table excludes any pro forma adjustments related to the combined results of Crown and Empaque Mexico.
(3)	The financial information presented under the column “Historical Adjusted to Crown Presentation and U.S. GAAP in USD” would differ if it had been calculated using the exchange rate as of a more recent date or a weighted average exchange rate for the period presented.

RISK FACTORS

Risks Related to the Notes

The substantial indebtedness of Crown could prevent it from fulfilling its obligations under its indebtedness, including the notes and the note guarantees.

Crown has substantial outstanding indebtedness. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown may not generate sufficient cash flow from operations, or have future borrowings available under its senior secured credit facilities, to enable it to repay its indebtedness, including the notes, or to fund other liquidity needs. As of December 31, 2014, giving adjusted effect to the offering of the notes and the anticipated use of proceeds therefrom and giving adjusted effect to the Empaque acquisition and related borrowings, Crown and its subsidiaries had approximately $6.1 billion of indebtedness, including approximately $2.1 billion of secured indebtedness and $354 million of additional indebtedness of non-guarantor subsidiaries and the ability to borrow $1.2 billion under Crown’s senior secured revolving credit facilities. Crown’s ratio of earnings to fixed charges, without giving effect to the Empaque acquisition or the offering of the new notes, was 2.9 times for the year ended December 31, 2014. Crown intends to use the net proceeds of the offering of the new senior notes together with other available funds (which may include borrowings under Crown’s revolving credit facility) to repay Crown Americas’s Term Loan B facility, to pay fees and expenses associated with the offering of the new senior notes and for general corporate purposes which may consist of the permanent repayment of other term loan indebtedness under its senior secured credit facilities and/or the repurchase of outstanding senior unsecured notes.

As of December 31, 2014, without giving effect to the Empaque acquisition or the offering of the new notes, Crown’s sources of liquidity and borrowings expire or mature as follows: its $200 million North American securitization facility in December 2015; its €130 million ($157 million at December 31, 2014) European securitization facility in December 2019; its $1,200 million revolving credit facilities in December 2018; its $700 million 6.25% senior notes in February 2021; its €650 million ($786 million at December 31, 2014) 4.0% senior notes in July 2022; its $1,000 million 4.50% senior notes in January 2023; its $350 million 7.375% senior notes in December 2026; its $64 million 7.5% senior notes in December 2096; and $356 million of other indebtedness in various currencies at various dates through 2020. In addition, as of December 31, 2014, without giving effect to the Empaque acquisition, Crown’s term loan and farm credit facilities mature as follows: $86 million in December 2015, $168 million in December 2016, $251 million in December 2017, $1,156 million in December 2018 and $344 million in December 2019. In October 2014, Crown amended its credit agreement to provide financing for the acquisition of Empaque. In February 2015, Crown Americas borrowed $75 million of additional Term Loan A and $675 million of Term Loan B under the senior secured credit facilities to complete the acquisition. The interest rate on the Term Loan A facility is LIBOR plus 1.75% and the maturity date is in December 2018. The interest rate on the Term Loan B facility is LIBOR plus 3.25% subject to a LIBOR floor of 0.75% and the maturity date is in February 2022. See “Description of Certain Indebtedness.”

The substantial indebtedness of Crown could:

•	make it more difficult for Crown and its subsidiaries to satisfy their obligations with respect to the notes, such as the issuer’s obligation to purchase notes tendered as a result of a change in control of Crown;

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	restrict Crown from making strategic acquisitions or exploiting business opportunities, including any planned expansion in emerging markets;

•	limit Crown’s ability to make capital expenditures both domestically and internationally in order to grow Crown’s business or maintain manufacturing plants in good working order and repair;

•	limit, along with the financial and other restrictive covenants under Crown’s indebtedness, Crown’s ability to obtain additional financing, dispose of assets or pay cash dividends;

•	require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•	limit Crown’s ability to refinance its existing indebtedness, particularly during periods of adverse credit market conditions when refinancing indebtedness may not be available under interest rates and other terms acceptable to Crown or at all;

•	increase Crown’s cost of borrowing;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

If its financial condition, operating results and liquidity deteriorate, Crown’s creditors may restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit which could further diminish Crown’s ability to generate cash flows from operations sufficient to service its debt obligations. In addition, Crown’s ability to make payments on and refinance its debt and to fund its operations will depend on Crown’s ability to generate cash in the future.

Some of Crown’s indebtedness is subject to floating interest rates, which would result in Crown’s interest expense increasing if interest rates rise.

As of December 31, 2014, approximately $2.2 billion of Crown’s $6.1 billion of total indebtedness (giving adjusted effect to the offering of the new notes, the anticipated application of the proceeds therefrom and the Empaque acquisition and related borrowings) and other outstanding obligations were subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing Crown’s interest expense and reducing funds available for operations or other purposes. Crown’s annual interest expense was $253 million, $236 million and $226 million for 2014, 2013 and 2012, respectively. Based on the amount of variable rate debt outstanding at December 31, 2014, a 1% increase in variable interest rates would have increased its 2014 annual adjusted interest expense by $22 million. Accordingly, Crown may experience economic losses and a negative impact on earnings as a result of interest rate fluctuation. The actual effect of a 1% increase could be more than $22 million as Crown’s average borrowings on its variable rate debt may be higher during the year than the amount at December 31, 2014. In addition, the cost of Crown’s securitization facilities would also increase with an increase in floating interest rates. Although Crown may use interest rate protection agreements from time to time to reduce its exposure to interest rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect. See “Capitalization,” “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.”

Crown’s international operations, which generated approximately 76% of its consolidated net sales in 2014, are subject to various risks that may lead to decreases in its financial results.

Crown is an international company, and the risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 76%, 74% and 73% of its consolidated net sales in 2014, 2013 and 2012, respectively, without giving effect to the Empaque acquisition. The inclusion of Crown’s recently completed acquisition of Empaque in February 2015 would increase sales generated by international operations. In addition, Crown’s business strategy includes continued expansion of international activities, including within developing markets and areas, such as the Middle East, South America and Asia, that may pose greater risk of political or economic instability. Approximately 32%, 34% and 32% of Crown’s consolidated net sales in 2014, 2013 and 2012, respectively, were generated outside of the developed markets in Western Europe, the United States and Canada. Furthermore, if the recent European sovereign debt crisis continues or deteriorates, there will likely be a negative effect on Crown’s European business, as well as the businesses of Crown’s European customers and suppliers. If this crisis ultimately leads to a significant devaluation of the euro, the value of Crown’s and Crown European Holdings’ financial assets that are denominated in euros would be significantly reduced when translated to U.S. dollars for financial reporting purposes. Any of these conditions could ultimately harm Crown’s overall business, prospects, operating results, financial condition and cash flows.

Emerging markets are a focus of Crown’s international growth strategy. The developing nature of these markets and the nature of Crown’s international operations generally are subject to various risks, including:

•	foreign government’s restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	customs, import/export and other trade compliance regulations;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties associated with expatriating cash generated or held abroad in a tax-efficient manner and changes in tax laws;

•	difficulties in enforcement of contractual obligations and intellectual property rights and difficulties in protecting intellectual property or sensitive commercial and operations data or information technology systems generally;

•	exchange controls;

•	national and regional labor strikes;

•	geographic, language and cultural differences between personnel in different areas of the world;

•	high social benefit costs for labor, including costs associated with restructurings;

•	civil unrest or political, social, legal and economic instability, such as recent political turmoil in the Middle East;

•	product boycotts, including with respect to the products of Crown’s multi-national customers;

•	customer, supplier, and investor concerns regarding operations in areas such as the Middle East;

•	taking of property by nationalization or expropriation without fair compensation;

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	hyperinflation and currency devaluation in certain foreign countries where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to satisfy its obligations;

•	war, civil disturbance, global or regional catastrophic events, natural disasters, such as flooding in Southeast Asia, widespread outbreaks of infectious diseases, including in emerging markets, and acts of terrorism;

•	geographical concentration of Crown’s factories and operations and regional shifts in its customer base;

•	periodic health epidemic concerns;

•	the complexity of managing global operations; and

•	compliance with applicable anti-corruption or anti-bribery laws.

There can be no guarantee that a deterioration of economic conditions in countries in which Crown operates or may seek to operate in the future would not have a material impact on Crown’s results of operations.

As Crown seeks to expand its business globally, growth opportunities may be impacted by greater political, economic and social uncertainty and the continuing and accelerating globalization of businesses could significantly change the dynamics of Crown’s competition, customer base and product offerings.

Crown’s efforts to grow its businesses depend to a large extent upon access to, and its success in developing market share and operating profitably in, additional geographic markets including but not limited to the Middle East, South America, Eastern Europe and Asia. In some cases, countries in these regions have greater political and economic volatility, greater vulnerability to infrastructure and labor disruptions and differing local customer product preferences and requirements than Crown’s other markets. Operating and seeking to expand business in a number of different regions and countries exposes Crown to multiple and potentially conflicting cultural practices, business practices and legal and regulatory requirements that are subject to change, including those related to tariffs and trade barriers, investments, property ownership rights, taxation and repatriation of earnings and advanced technologies. Such expansion efforts may also use capital and other resources of Crown that could be invested in other areas. Expanding business operations globally also increases exposure to currency fluctuations which can materially affect Crown’s financial results. As these emerging geographic markets become more important to Crown, its competitors are also seeking to expand their production capacities and sales in these same markets, which may lead to industry overcapacity that could adversely affect pricing, volumes and financial results in such markets. Although Crown is taking measures to adapt to these changing circumstances, Crown’s reputation and/or business results could be negatively affected should these efforts prove unsuccessful.

Crown may not be able to manage its anticipated growth, and it may experience constraints or inefficiencies caused by unanticipated acceleration and deceleration of customer demand.

Unanticipated acceleration and deceleration of customer demand for Crown’s products may result in constraints or inefficiencies related to Crown’s manufacturing, sales force, implementation resources and administrative infrastructure, particularly in emerging markets where Crown is seeking to expand production. Such constraints or inefficiencies may adversely affect Crown as a result of delays, lost potential product sales or loss of current or potential customers due to their dissatisfaction. Similarly, over-expansion, including as a result of overcapacity due to expansion by Crown’s competitors, or investments in anticipation of growth that does not materialize, or develops more slowly than Crown expects, could harm Crown’s financial results and result in overcapacity.

To manage Crown’s anticipated future growth effectively, Crown must continue to enhance its manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. Organizational growth and scale-up of operations could strain its existing managerial, operational, financial and other resources. Crown’s growth requires significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements of existing products or reduction of Crown’s outstanding indebtedness. If Crown’s management is unable to effectively manage Crown’s growth, its expenses may increase more than expected, its revenue could grow more slowly than expected and it may not be able to achieve its research and development and production goals. Crown’s failure to manage its anticipated growth effectively could have a material effect on its business, operating results or financial condition.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products, and Crown’s financial results could be adversely affected if Crown was not able to obtain sufficient quantities of raw materials.

Crown uses various raw materials, such as steel, aluminum, tin, water, natural gas, electricity and other processed energy, in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future or may be available only at increased prices. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. The availability of various raw materials and their prices depends on global and local supply and demand forces, governmental regulations (including tariffs), level of production, resource availability, transportation, and other factors, including natural disasters such as floods and earthquakes. In particular, in recent years the consolidation of steel suppliers, shortage of raw materials affecting the production of steel and the increased global demand for steel, including in China and other developing countries, have contributed to an overall tighter supply for steel, resulting in increased steel prices and, in some cases, special surcharges and allocated cut backs of products by steel suppliers. In addition, future steel supply contracts may provide for prices that fluctuate or adjust rather than provide a fixed price during a one-year period. As a result of continuing global supply and demand pressures, other commodity-related costs affecting its business may increase as well, including natural gas, electricity and freight-related costs.

The prices of certain raw materials used by Crown, such as steel, aluminum and processed energy, have historically been subject to volatility. In 2014, consumption of steel and aluminum represented 27% and 37%, respectively, of Crown’s consolidated cost of products sold, excluding depreciation and amortization. While certain, but not all, of Crown’s contracts pass through raw material costs to customers, Crown may be unable to increase its prices to offset increases in raw material costs without suffering reductions in unit volume, revenue and operating income. In addition, any price increases may take effect after related cost increases, reducing operating income in the near term. Significant increases in raw material costs may increase Crown’s working capital requirements, which may increase Crown’s average outstanding indebtedness and interest expense and may exceed the amounts available under Crown’s senior secured credit facilities and other sources of liquidity. In addition, Crown hedges raw material costs on behalf of certain customers and may suffer losses if such customers are unable to satisfy their purchase obligations.

If Crown is unable to purchase steel, aluminum or other raw materials for a significant period of time, Crown’s operations would be disrupted and any such disruption may adversely affect Crown’s financial results. If customers believe that Crown’s competitors have greater access to raw materials, perceived certainty of supply at Crown’s competitors may put Crown at a competitive disadvantage regarding pricing and product volumes.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the years ended December 31, 2014, 2013 and 2012, Crown derived approximately 76%, 74% and 73%, respectively, of its consolidated net sales from its international operations, without giving effect to the Empaque acquisition. The recent acquisition of Empaque will increase Crown’s sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase the dollar-equivalent of Crown’s expenses and liabilities denominated in foreign currencies. Crown’s translation and exchange adjustments decreased reported income before tax by $14 million in 2014 and $3 million in 2013 and increased reported income before tax by $1 million in 2012. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Market Risk.” Although Crown may use financial instruments such as foreign currency forwards from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, there can be no assurance that such agreements will achieve the desired effect.

For the year-ended December 31, 2014, a 0.10 movement in the average euro rate would have reduced net income by $15 million.

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.

Crown Cork, a wholly-owned subsidiary of Crown, is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown recorded pre-tax charges of $45 million, $32 million and $35 million to increase its accrual for asbestos-related liabilities in 2014, 2013, and 2012, respectively. As of December 31, 2014, Crown Cork’s accrual for pending and future asbestos-related claims and related legal costs was $275 million, including $231 million for unasserted claims. Crown Cork’s accrual includes estimated probable costs for claims through the year 2024. Crown Cork’s accrual excludes potential costs for claims beyond 2024 because Crown believes that the key assumptions underlying its accrual are subject to greater uncertainty as the projection period lengthens. Assumptions underlying the accrual include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that state statutes described under Note M to Crown’s audited consolidated financial statements, including Texas and Pennsylvania statutes, are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states and other states where Pennsylvania law may apply.

Crown Cork had approximately 54,000 asbestos-related claims outstanding at December 31, 2014. Of these claims, approximately 16,000 claims relate to claimants alleging first exposure to asbestos after 1964 and approximately 38,000 relate to claimants alleging first exposure to asbestos before or during 1964, of which approximately 13,000 were filed in Texas, 2,000 were filed in Pennsylvania, 6,000 were filed in other states that have enacted asbestos legislation and 17,000 were filed in other states. The outstanding claims at December 31, 2014 exclude approximately 19,000 inactive claims. Due to the passage of time, Crown considers it unlikely that the plaintiffs in these cases will pursue further action. The exclusion of these inactive claims had no effect on the calculation of Crown’s accrual as the claims were filed in states where Crown’s liability is limited by statute. Crown devotes significant time and expense to defend against these various claims, complaints and proceedings, and there can be no assurance that the expenses or distractions from operating Crown’s businesses arising from these defenses will not increase materially.

During the year ended December 31, 2014, Crown Cork received approximately 3,000 new claims and settled or dismissed approximately 2,000 claims.

On October 22, 2010, the Texas Supreme Court, in a 6-2 decision, reversed a lower court decision, Barbara Robinson v. Crown Cork & Seal Company, Inc., No. 14-04-00658-CV, Fourteenth Court of Appeals, Texas, which had upheld the dismissal of an asbestos-related case against Crown Cork. The Texas Supreme Court held that the Texas legislation was unconstitutional under the Texas Constitution when applied to asbestos-related claims pending against Crown Cork when the legislation was enacted in June of 2003. Crown believes that the decision of the Texas Supreme Court is limited to retroactive application of the Texas legislation to asbestos-related cases that were pending against Crown Cork in Texas on June 11, 2003 and therefore continues to assign no value to claims filed after June 11, 2003.

Crown Cork made cash payments of $30 million in 2014 and $28 million in each of 2013 and 2012 for asbestos-related claims, including settlement payments and legal fees. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related payments, including defense costs, may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which state statutes relating to asbestos liability are upheld and/or applied by the courts, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual, which could reduce Crown’s cash flow and impair its ability to satisfy its obligations. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets is more difficult and more costly, and Crown may not be able to access the capital markets in the future. Further information regarding Crown Cork’s asbestos-related liabilities is presented within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the headings, “Provision for Asbestos” and “Critical Accounting Policies” and under Note M to Crown’s audited consolidated financial statements.

Crown has significant pension plan obligations worldwide and significant unfunded postretirement obligations, which could reduce its cash flow and negatively impact its results of operations and its financial condition.

Crown sponsors various pension plans worldwide, with the largest funded plans in the United Kingdom, the United States and Canada. In 2014, 2013, and 2012, Crown contributed $81 million, $84 million and $102 million, respectively, to its pension plans. Pension expense was $56 million in 2014 and is expected to be $42 million in 2015. A 0.25% change in the 2015 expected rate of return assumptions would change 2015 pension expense by approximately $12 million. A 0.25% change in the discount rates assumptions as of December 31, 2014 would change 2015 pension expense by approximately $3 million. Crown may be required to accelerate the timing of its contributions under its pension plans. The actual impact of any accelerated funding will depend upon the interest rates required for determining the plan liabilities and the investment performance of plan assets. An acceleration in the timing of pension plan contributions could decrease Crown’s cash available to pay its outstanding obligations and its net income and increase Crown’s outstanding indebtedness.

Based on current assumptions, Crown expects to make pension contributions of $76 million in 2015, $108 million in 2016, $78 million in 2017, $82 million in 2018 and $89 million in 2019 including its supplemental executive retirement plan.

The difference between pension plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of Crown’s pension plans and the ongoing funding requirements of those plans. Among other factors, significant volatility in the equity markets and in the value of illiquid alternative investments, changes in discount rates, investment returns and the market value of plan assets can substantially increase Crown’s future pension plan funding requirements and could have a negative impact on Crown’s results of operations and profitability. See Note V to Crown’s audited consolidated financial statements. While its U.S. funded pension plan continues in effect, Crown continues to incur additional pension obligations. Crown’s pension plan assets consist primarily of common stocks and fixed income securities and also include alternative investments such as interests in private equity and hedge funds. If the performance of plan assets does not meet Crown’s assumptions or discount rates continue to decline, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan, and its pension expense may increase. In addition, Crown’s supplemental executive retirement plan and retiree medical plans are unfunded.

Crown’s U.S. funded pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that will be equal to the entire amount of the underfunding, which under certain circumstances may be senior to the notes. In addition, as of December 31, 2014 the unfunded accumulated postretirement benefit obligation, as calculated in accordance with U.S. GAAP, for retiree medical benefits was approximately $241 million, based on assumptions set forth under Note V to Crown’s audited consolidated financial statements.

In relation to our U.K. pension plan, the trustees are authorized to accelerate the required payment of future contribution obligations if they have received actuarial advice that the plan is incapable of paying all the benefits that have or will become due for payment as they become due. If the trustees of our U.K. pension plan were to be so advised and took such a step, our U.K. subsidiary would be required to meet the full balance of the cost of securing the benefits provided by the plan through the purchase of annuities from an insurance company, to the extent that it was able to do so. The cost would be likely to exceed the amount of any deficit under the plan while the plan was ongoing.

Acquisitions or investments that Crown may pursue could be unsuccessful, consume significant resources and require the incurrence of additional indebtedness.

Crown may consider acquisitions and investments that complement its existing business. These possible acquisitions and investments may involve significant cash expenditures, debt incurrence (including the incurrence of additional indebtedness under Crown’s senior secured revolving credit facilities or other secured or unsecured debt), operating losses and expenses that could have a material effect on Crown’s financial condition and operating results.

In particular, if Crown incurs additional debt, Crown’s liquidity and financial stability could be impaired as a result of using a significant portion of available cash or borrowing capacity to finance an acquisition. Moreover, Crown may face an increase in interest expense or financial leverage if additional debt is incurred to finance an acquisition, which may, among other things, adversely affect Crown’s various financial ratios and Crown’s compliance with the conditions of its existing indebtedness. In addition, such additional indebtedness may be incurred under Crown’s senior secured credit facilities or otherwise secured by liens on Crown’s assets, in which case the notes and the note guarantees would be effectively subordinated to the additional debt. See “Description of Certain Indebtedness.”

Acquisitions involve numerous other risks, including:

•	diversion of management time and attention;

•	failures to identify material problems and liabilities of acquisition targets or to obtain sufficient indemnification rights to fully offset possible liabilities related to the acquired businesses;

•	difficulties integrating the operations, technologies and personnel of the acquired businesses;

•	inefficiencies and complexities that may arise due to unfamiliarity with new assets, businesses or markets;

•	disruptions to Crown’s ongoing business;

•	inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings;

•	the inability to obtain required financing for the new acquisition or investment opportunities and Crown’s existing business;

•	potential loss of key employees, contractual relationships, suppliers or customers of the acquired businesses or of Crown; and

•	inability to obtain required regulatory approvals.

To the extent Crown pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, Crown’s financial position, results of operations and cash flows may be adversely affected, and Crown’s ability to service its indebtedness, including the notes, may be negatively impacted.

Crown’s principal markets may be subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This could lead to overcapacity and price competition among food and beverage can producers, if capacity growth outpaced the growth in demand for food and beverage cans and overall manufacturing capacity exceeded demand. These market conditions could reduce product prices and contribute to declining revenue and net income and increasing debt balances. As a result of industry overcapacity and price competition, Crown may not be able to increase prices sufficiently to offset higher costs or to generate sufficient cash flow. The North American and Western Europe food and beverage can markets, in particular, are considered to be mature markets, characterized by slow growth and a sophisticated distribution system. Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products and decreases in demand for its products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass, paper, flexible materials and plastic. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows for Crown. For example, increases in the price of aluminum and steel and decreases in the price of plastic resin, which is a petrochemical product and may fluctuate with prices in the oil and gas market, may increase substitution of plastic food and beverage containers for metal containers or increases in the price of steel may increase substitution of aluminum packaging for aerosol products. Moreover, due to its high percentage of fixed costs, Crown may be unable to maintain its gross margin at past levels if it is not able to achieve high capacity utilization rates for its production equipment. In periods of low world-wide demand for its products, Crown experiences relatively low capacity utilization rates in its operations, which can lead to reduced margins during that period and can have an adverse effect on Crown’s business.

Crown’s business results depend on its ability to understand its customers’ specific preferences and requirements, and to develop, manufacture and market products that meet customer demand.

Crown’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of Crown’s existing and potential customers on a global basis, particularly in potential high growth emerging markets, including the Middle East, South America, Eastern Europe and Asia. Failure to deliver quality products that meet customer needs ahead of competitors could have a significant adverse effect on Crown’s business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages and household products to consumers. Although no one customer accounted for more than 10% of its net sales in the years ended 2014, 2013 or 2012, the loss of any of its major customers, a reduction in the purchasing levels of these customers or an adverse change in the terms of supply agreements with these customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the United States and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce its profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, the use of chemicals in Crown’s products and manufacturing process (including those requiring compliance with the European Commission’s registration, evaluation and authorization of chemicals (REACH) procedures), discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination, protection of employee health and safety. In addition, stricter regulations, or stricter interpretations of existing laws or regulations, may impose new liabilities on Crown. Changes in or additional health and safety laws and regulations in connection with Crown’s products may also impose new requirements and costs.

Future regulations may impose stricter environmental or employee safety requirements affecting Crown’s operations or may impose additional requirements regarding consumer health and safety, such as potential restrictions on the use of bisphenol-A, a starting material used to produce internal and external coatings for some food, beverage, and aerosol containers and metal closures. Although the U.S. FDA currently permits the use of bisphenol-A in food packaging materials and confirmed in a January 2010 update that studies employing standardized toxicity tests have supported the safety of current low levels of human exposure to bisphenol-A, the FDA in that January 2010 update noted that more research was needed, and further suggested reasonable steps to reduce exposure to bisphenol-A. The FDA subsequently entered into a consent decree under which it agreed to issue, by March 31, 2012, a final decision on a citizen’s petition requesting the agency take further regulatory steps with regard to bisphenol-A. On March 30, 2012, the FDA denied the request, responding, in part, that the appropriate course of action was to continue scientific study and review of all new evidence regarding the safety of bisphenol-A. In March 2010, the EPA issued an action plan for bisphenol-A, which includes, among other things, consideration of whether to add bisphenol-A to the chemical concern list on the basis of potential environmental effects and use of the EPA’s Design for the Environment program to encourage reductions in bisphenol-A manufacturing and use. Moreover, certain U.S. Congressional bodies, states and municipalities, as well as certain foreign nations and some member states of the European Union, such as Denmark, Belgium and France, have considered, proposed or already passed legislation banning or suspending the use of bisphenol-A in certain products or requiring warnings regarding bisphenol-A. In July 2012, the FDA banned the use of bisphenol-A in baby bottles and children’s drinking cups, and in July 2013, the FDA banned the use of bisphenol-A in epoxy resins that coat infant formula cans. In the fourth quarter of 2012, the French Parliament passed a law suspending the use of bisphenol-A in food packaging beginning in 2013 for food intended for children under 3 and in 2015 for all other foods. The law also includes certain product labeling requirements. In the first quarter of 2014, the European Food Safety Authority recommended that the tolerable daily intake of bisphenol-A be lowered. Further, the U.S. or additional international, federal, state or other regulatory authorities could restrict or prohibit the use of bisphenol-A in the future. For example, the State of California is considering adding bishpenol-A to its list of hazardous chemicals based on female reproductive toxicity. If bisphenol-A is added to the list, it would trigger a requirement to include warning labels on consumer items containing bisphenol-A in excess of certain levels. In addition, recent public reports, litigation and other allegations regarding the potential health hazards of bisphenol-A could contribute to a perceived safety risk about Crown’s products and adversely impact sales or otherwise disrupt Crown’s business. While Crown is exploring various alternatives to the use of bisphenol-A and conversion to alternatives is underway in some applications, there can be no assurance that Crown will be completely successful in its efforts or that the alternatives will not be more costly to Crown.

Also, for example, future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the United States and abroad, must comply with these laws and regulations. In addition, a number of governmental authorities in the United States and abroad have introduced or are contemplating enacting legal requirements, including emissions limitations, cap and trade systems or mandated changes in energy consumption, in response to the potential impacts of climate change. Given the wide range of potential future climate change regulations in the jurisdictions in which Crown operates, the potential impact to Crown’s operations is uncertain. In addition, the potential impact of climate change on Crown’s operations is highly uncertain. The impact of climate change may vary by geographic location and other circumstances, including weather patterns and any impact to natural resources such as water.

A number of governmental authorities both in the United States and abroad also have enacted, or are considering, legal requirements relating to product stewardship, including mandating recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase its costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Environmental Matters.”

Crown has a significant amount of goodwill that, if impaired in the future, would result in lower reported net income and a reduction of its net worth.

Impairment of Crown’s goodwill would require a write down of goodwill, which would reduce Crown’s net income in the period of any such write down. At December 31, 2014, the carrying value of Crown’s goodwill was approximately $2,671 million. Crown is required to evaluate goodwill reflected on its balance sheet at least annually, or when circumstances indicate a potential impairment. If it determines that the goodwill is impaired, Crown would be required to write off a portion or all of the goodwill.

If Crown fails to retain key management and personnel, Crown may be unable to implement its business plan.

Members of Crown’s senior management have extensive industry experience, and it might be difficult to find new personnel with comparable experience. Because Crown’s business is highly specialized, Crown believes that it would also be difficult to replace its key technical personnel. Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business plan. In addition, under Crown’s unfunded Senior Executive Retirement Plan certain members of senior management are entitled to lump sum payments upon retirement or other termination of employment and a lump sum death benefit of five times the annual retirement benefit.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized and a prolonged work stoppage or strike at any facility with unionized employees could increase its costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown. If Crown is unable to negotiate acceptable collective bargaining agreements, it may become subject to union-initiated work stoppages, including strikes. In recent months Crown has temporarily relocated production due to a labor dispute and related work stoppage at a facility in the Americas Beverage segment. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. The National Labor Relations Board (“NLRB”) has adopted new regulations concerning the procedures for conducting employee representation elections that, if implemented, could make it significantly easier for labor organizations to prevail in elections. The regulations became effective on April 14, 2015, although court challenges to those regulations remain pending.

Failure by Crown’s joint venture partners to observe their obligations could adversely affect the business and operations of the joint ventures and, in turn, the business and operations of Crown.

A portion of Crown’s operations, including certain joint venture beverage can operations in Asia, the Middle East and South America, is conducted through certain joint ventures. Crown participates in these ventures with third parties. In the event that Crown’s joint venture partners do not observe their obligations or are unable to commit additional capital to the joint ventures, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that Crown would have to increase its level of commitment to the joint venture.

If Crown fails to maintain an effective system of internal control, Crown may not be able to accurately report financial results or prevent fraud.

Effective internal controls are necessary to provide reliable financial reports and to assist in the effective prevention of fraud. Any inability to provide reliable financial reports or prevent fraud could harm Crown’s business. Crown must annually evaluate its internal procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires management and auditors to assess the effectiveness of internal controls. If Crown fails to remedy or maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, Crown could be subject to regulatory scrutiny, civil or criminal penalties or shareholder litigation.

In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect Crown’s financial condition. There can be no assurance that Crown will be able to complete the work necessary to fully comply with the requirements of the Sarbanes-Oxley Act or that Crown’s management and external auditors will continue to conclude that Crown’s internal controls are effective.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as governmental, environmental and employee benefits laws and regulations, securities, labor, and actions arising out of the normal course of business, in addition to asbestos-related litigation described under the risk factor titled “Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown’s cash flow and negatively impact its financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

In March 2015, the Bundeskartellamt, or German Federal Cartel Office (“FCO”), conducted unannounced inspections of the premises of several metal packaging manufacturers, including one of our German subsidiaries. The local court order authorizing the inspection cited FCO suspicions of anti-competitive agreements in the market for the supply of metal packaging products. The FCO’s investigation is ongoing. To date, the FCO has not officially charged Crown or any of its subsidiaries with any violations of competition law. Crown has commenced an internal investigation into the matter. If the FCO finds that the Company or any of its subsidiaries violated competition law, the FCO has the authority to levy fines, which could be material. At this stage Crown is unable to predict the ultimate outcome of the FCO’s investigation and any potential loss cannot be estimated.

The downturn in certain global economies could have adverse effects on Crown.

The downturn in certain global economies could have significant adverse effects on Crown’s operations, including as a result of any the following:

•	downturns in the business or financial condition of any of Crown’s key customers or suppliers, potentially resulting in customers’ inability to pay Crown’s invoices as they become due or at all or suppliers’ failure to fulfill their commitments;

•	potential losses associated with hedging activity by Crown for the benefit of Crown’s customers including counterparty risk associated with such hedging activity, or cost impacts of changing suppliers;

•	a decline in the fair value of Crown’s pension assets or a decline in discount rates used to measure Crown’s pension obligations, potentially requiring Crown to make significant additional contributions to its pension plans to meet prescribed funding levels;

•	the deterioration of any of the lending parties under Crown’s senior secured revolving credit facilities or the creditworthiness of the counterparties to Crown’s derivative transactions, which could result in such parties’ failure to satisfy their obligations under their arrangements with Crown;

•	noncompliance with the covenants under Crown’s indebtedness as a result of a weakening of Crown’s financial position or results of operations; and

•	the lack of currently available funding sources, which could have a negative impact upon the liquidity of Crown as well as that of its customers and suppliers.

Crown relies on its information technology and the failure or disruption of its information technology could disrupt its operations and adversely affect its results of operations.

Crown’s business increasingly relies on the successful and uninterrupted functioning of its information technology systems to process, transmit, and store electronic information. A significant portion of the communication between Crown’s personnel around the world, customers, and suppliers depends on information technology. As with all large systems, Crown’s information technology systems may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. In addition, security breaches could result in unauthorized disclosure of confidential information.

The concentration of processes in shared services centers means that any disruption could impact a large portion of Crown’s business within the operating zones served by the affected service center. If Crown does not allocate, and effectively manage, the resources necessary to build, sustain and protect the proper technology infrastructure, Crown could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, the loss of or damage to intellectual property through security breach, as well as potential civil liability and fines under various states’ laws in which Crown does business. Crown’s information technology system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. In addition, if Crown’s information technology systems suffer severe damage, disruption or shutdown and Crown’s business continuity plans do not effectively resolve the issues in a timely manner, Crown may lose revenue and profits as a result of its inability to timely manufacture, distribute, invoice and collect payments from its customers, and could experience delays in reporting its financial results, including with respect to Crown’s operations in emerging markets. Furthermore, if Crown is unable to prevent security breaches, it may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to Crown or to its customers or suppliers. Failure or disruption of these systems, or the back-up systems, for any reason could disrupt Crown’s operations and negatively impact Crown’s cash flows or financial condition.

Potential U.S. tax law changes could increase Crown’s U.S. tax expense on its overseas earnings which could have a negative impact on its after-tax income and cash flow.

Legislative proposals have been made to reform the deferral of U.S. taxes on non-U.S. earnings (including as part of President Obama’s Budget of the United States Government for 2016), which could significantly change the timing and extent of taxation on Crown’s unrepatriated non-U.S earnings. The most recent proposals would, among other items, subject to U.S. tax all previously unrepatriated non-U.S. earnings and all future non-U.S. earnings even if not repatriated and further limit foreign tax credits. Past proposals, as set out in various draft Congressional legislative proposals which were not enacted, would defer interest expense and other deductions allocable to non-U.S earnings until earnings are repatriated that, if enacted, could result in Crown not being able to currently deduct a significant portion of its interest expense. It is unclear whether these proposed tax revisions will be enacted or reintroduced by Congress or, if enacted, what the precise scope of the revisions will be. However, depending on their content, such proposals could have a material adverse effect on Crown’s after-tax income and cash flow.

Changes in accounting standards, taxation requirements and other law could negatively affect Crown’s financial results.

New accounting standards or pronouncements that may become applicable to Crown from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on Crown’s reported results for the affected periods. Crown is also subject to income tax in the numerous jurisdictions in which Crown operates. Increases in income tax rates or other changes to tax laws could reduce Crown’s after-tax income from affected jurisdictions or otherwise affect Crown’s tax liability. In addition, Crown’s products are subject to import and excise duties and/or sales or value-added taxes in many jurisdictions in which it operates. Increases in indirect taxes could affect Crown’s products’ affordability and therefore reduce demand for its products.

Crown may experience significant negative effects to its business as a result of new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of certain types of beverages.

Public health officials and government officials have become increasingly concerned about the public health consequences associated with over-consumption of certain types of beverages, such as sugar beverages and including those sold by certain of Crown’s significant customers. Possible new federal, state or local taxes, increases to current taxes or other governmental regulations specifically targeted to decrease the consumption of these beverages may significantly reduce demand for the beverages of Crown’s customers, which could in turn affect demand of Crown’s customers for Crown’s products. For example, members of the U.S. Congress recently raised the possibility of a federal tax on the sale of certain beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters. Some state governments are also considering similar taxes. If enacted, such taxes could materially adversely affect Crown’s business and financial results.

The loss of Crown’s intellectual property rights may negatively impact its ability to compete.

If Crown is unable to maintain the proprietary nature of its technologies, its competitors may use its technologies to compete with it. Crown has a number of patents covering various aspects of its products, including its SuperEnd® beverage can end, whose primary patent expires in 2016, Easylift™ full aperture steel food can ends, PeelSeam™ flexible lidding and Ideal™ product line. Crown’s patents may not withstand challenge in litigation, and patents do not ensure that competitors will not develop competing products or infringe upon Crown’s patents. Moreover, the costs of litigation to defend Crown’s patents could be substantial and may outweigh the benefits of enforcing its rights under its patents. Crown markets its products internationally and the patent laws of foreign countries may offer less protection than the patent laws of the United States. Not all of Crown’s domestic patents have been registered in other countries. Crown also relies on trade secrets, know-how and other unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to Crown’s unpatented technology. In addition, Crown has from time to time received letters from third parties suggesting that it may be infringing on their intellectual property rights, and third parties may bring infringement suits against Crown, which could result in Crown needing to seek licenses from these third parties or refraining altogether from use of the claimed technology.

Demand for Crown’s products could be affected by changes in laws and regulations applicable to food and beverages and changes in consumer preferences.

Crown manufactures and sells packaging primarily for the food and beverage can market. As a result, many of Crown’s products come into direct contact with food and beverages. Accordingly, our products must comply with various laws and regulations for food and beverages applicable to our customers. Changes in such laws and regulations could negatively impact our customers’ demand for our products as they comply with such changes and/or require us to make changes to our products. Such changes to our products could include modifications to the coatings and compounds that Crown uses, possibly resulting in the incurrence by us of additional costs. Additionally, because many of our products are used to package consumer goods, we are subject to a variety of risks that could influence consumer behavior and negatively impact demand for our products, including changes in consumer preferences driven by various health-related concerns and perceptions.

We may not be able to use all of our foreign tax credit carryforwards in the event we undergo an ownership change as defined by the U.S. Internal Revenue Code of 1986.

We have substantial foreign tax carryforwards that can, subject to complex limitations, reduce U.S. taxes owed on foreign income. In the event we undergo an ownership change as determined under the Internal Revenue Code, our use of those foreign tax credit carryovers may be severely curtailed under section 383 of the Internal Revenue Code. An ownership change may occur if the percentage of our stock owned by one or more 5% shareholders increases by more than 50 percentage points over the lowest percentage of our stock owned by those shareholders, measured over a three year period.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of Crown as of December 31, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to the Empaque acquisition and the borrowings incurred in connection therewith; and

•	as further adjusted to give adjusted effect to the offering of the new senior notes and the application of the net proceeds therefrom.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and Crown’s audited consolidated financial statements and the related notes thereto.

	(dollars in millions)
	December 31, 2014
	Actual	As Adjusted	As Further Adjusted
Cash and cash equivalents(1)	$965	$509	$551

Debt:
Senior secured facilities:
Revolving credit facilities due 2018	—	—	—
Term loan facilities(2)
U.S. dollar at LIBOR plus 1.75% due 2018	800	875	875
Euro (€700 million at December 31, 2014) at EURIBOR plus 1.75% due 2018	847	847	847
Term Loan B facility at LIBOR plus 3.25% due 2022(3)	—	675	—
Farm credit facility at LIBOR plus 2.00% due 2019	358	358	358
Senior notes and debentures:
U.S. dollar 6.25% Senior notes due 2021	700	700	700
Euro (€650 million at December 31, 2014) 4.0% due 2022	786	786	786
U.S. dollar 4.50% due 2023	1,000	1,000	1,000
Euro % Senior notes due 2025(4)	—	—	726
U.S. dollar 7.375% due 2026	350	350	350
U.S. dollar 7.50% due 2096	64	64	64
Other indebtedness in various currencies	354	354	354

Total debt	5,259	6,009	6,060
Noncontrolling interests	268	268	268
Crown Holdings shareholders’ equity/(deficit)(5)	119	119	113

Total capitalization	$5,646	$6,396	$6,441

(1)	As adjusted cash and cash equivalents decrease by $456 million for the purchase of Empaque. As further adjusted cash and cash equivalents decrease by $414 million, reflecting an increase of $726 million from the issuance of the new senior notes, offset by $9 million of fees and expenses paid in connection therewith and approximately $675 million used to repay Crown Americas’s Term Loan B facility. These amounts would differ, and adjusted total debt and/or secured debt would increase, if Crown uses the proceeds from the offering of the new senior notes not used to repay the Term Loan B facility for general corporate purposes other than repaying indebtedness under the revolving credit facilities (such as repayment of senior notes).
(2)

As adjusted amounts give effect to the borrowings incurred in connection with the Empaque acquisition, but do not otherwise give effect to the acquisition of Empaque during the first quarter of 2015 for approximately $1,206 million. To fund the acquisition and pay related transaction costs, Crown Americas borrowed $75 million of additional Term Loan A and $675 million of Term Loan B. The interest rate on the Term Loan A facility is LIBOR plus 1.75% and the maturity date is in December 2018, with principal payments being made annually. The interest rate on the Term Loan B facility is LIBOR plus 3.25%, subject to a LIBOR floor of 0.75%, and the maturity date is in February 2022, with principal payments being made quarterly.
(3)	In February 2015, Crown Americas borrowed $675 million under the Term Loan B facility to complete the acquisition of Empaque. The net proceeds of the offering, together with other available funds (which may include borrowings under Crown’s revolving credit facility), will be used to repay Crown Americas’s Term Loan B facility, to pay fees and expenses of the offering of the notes and for general corporate purposes.
(4)	Consists of €600 million aggregate principal amount of the new senior notes and does not give effect to original issue discount, if any. The €600 million in aggregate principal amount of the new senior notes are reflected at the December 31, 2014 U.S. dollar equivalent of $726 million. The April 24, 2015 U.S. dollar equivalent for the €600 million in aggregate principal amount of the new senior notes is equal to $652 million.
(5)	As further adjusted amount reflects the write off of $6 million of unamortized debt issue costs.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and metal vacuum closures and caps. These products are manufactured in Crown’s plants both within and outside the United States and are sold through Crown’s sales organization to the soft drink, food, citrus, brewing, household products, personal care and various other industries. At December 31, 2014, Crown operated 149 plants along with sales and service facilities throughout 40 countries and had approximately 23,000 employees. Consolidated net sales for Crown in 2014 were $9,100 million with 76% derived from operations outside the United States, without giving effect to the Empaque acquisition.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of food, beverage and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 149 plants located throughout the world as of December 31, 2014. Crowns large manufacturing base allows it to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch InBev, Coca-Cola, Cott Beverages, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, SC Johnson and Unilever, among others. These consumer products companies represent generally stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues.

•	Business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit and increasing free cash flow.

•	All levels of Crown’s management are committed to minimizing capital employed in their respective businesses.

•	Crown is prudent about its capital spending, attempting to pursue projects that provide an adequate return. In place of high capital spending, Crown attempts to maximize the usefulness of all assets currently employed.

Business Strategy

Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Middle Eastern, Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated growth in the consumption of consumer goods in these regions. Crown may consider acquisitions to grow its business (within developed or developing markets).

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs, enhance efficiencies and drive return on invested capital through investments in equipment and technology and through improvements in productivity and material usage and by maintaining a disciplined approach to managing supplier contacts.

•	Maximize cash flow generation. Crown has established performance-based incentives to increase its free cash flow and operating income. In recent years Crown has used free cash flow to complete acquisitions, invest in emerging markets and repurchase Crown common stock and Crown may in the future use free cash flow to complete acquisitions, invest in emerging or developed markets, repurchase stock or to fund regular dividend payments on Crown common stock.

•	Crown uses the economic profit concept in connection with its executive compensation program, which requires each business unit to exceed prior year’s returns on the capital that it employs.

•	Crown will continue to attempt to focus its capital expenditures on projects that provide an adequate return.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing to improve the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

Divisions and Operating Segments

Crown’s business is organized geographically within three divisions, Americas, European and Asia Pacific. Within each Division, Crown is generally organized along product lines. Crown’s reportable segments within the Americas Division are Americas Beverage and North America Food. Crown’s reportable segments within the European Division are European Beverage and European Food. Crown’s Asia Pacific Division is a reportable segment which primarily consists of beverage can operations and also includes non-beverage can operations, primarily food cans and specialty packaging. Crown’s non-reportable segments include its European Specialty Packaging business, its aerosol can businesses in North America and Europe and its tooling and equipment operations in the United States and United Kingdom.

Financial information concerning Crown’s operating segments, and within selected geographic areas, is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and under Note X to Crown’s audited consolidated financial statements.

Americas Division

The Americas Division includes operations in the United States, Brazil, Canada, the Caribbean, Colombia and Mexico. These operations manufacture beverage, food and aerosol cans and ends,

specialty packaging and metal vacuum closures and caps. At December 31, 2014, the division operated 45 plants in eight (8) countries and had approximately 5,600 employees. In 2014, the Americas Division had net sales of $3,400 million, without giving effect to the Empaque acquisition.

Within the Americas Division, Crown has determined that there are two reportable segments: Americas Beverage and North America Food.

Americas Beverage.    The Americas Beverage segment manufactures aluminum beverage cans and ends and steel crowns, commonly referred to as “bottle caps,” in the United States, Brazil, Canada, Columbia and Mexico. Americas Beverage had net sales in 2014 of $2,300 million and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $334 million.

North America Food.    The North America Food segment manufactures steel and aluminum food cans and ends and metal vacuum closures in the United States and Canada. North America Food had net sales in 2014 of $809 million and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $127 million.

European Division

The European Division includes operations in Eastern and Western Europe, the Middle East and Africa. These operations manufacture beverage, food and aerosol cans and ends, specialty packaging and metal vacuum closures and caps. At December 31, 2014, the division operated 74 plants in 26 countries and had approximately 12,400 employees. Net sales in 2014 were $4,400 million.

Within the European Division, Crown has determined that European Beverage and European Food are reportable segments.

European Beverage.    The European Beverage segment manufactures steel and aluminum beverage cans and ends in Europe, the Middle East and Africa. European Beverage had net sales in 2014 of $1,700 million and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $265 million.

European Food.    The European Food segment manufactures steel and aluminum food cans and ends, and metal vacuum closures, in Europe and Africa. European Food had net sales in 2014 of $2,200 million and segment income (as defined under Note X to Crown’s audited consolidated financial statements) of $221 million.

Asia-Pacific Division

The Asia-Pacific Division is a reportable segment which primarily consists of beverage can operations in Cambodia, China, Malaysia, Singapore, Thailand and Vietnam and also includes Crown’s non-beverage can operations, primarily food cans and specialty packaging in China, Singapore, Thailand and Vietnam. At December 31, 2014, the division operated 30 plants in six (6) countries and had approximately 4,400 employees. Net sales in 2014 were $1,200 million.

Products

Beverage Cans

Crown supplies beverage cans and ends and other packaging products to a variety of beverage and beer companies, including Anheuser-Busch InBev, Carlsberg, Coca-Cola, Cott Beverages, Dr Pepper Snapple Group, Heineken, Molson Coors, National Beverage and Pepsi-Cola, among others. Crown’s beverage can business is built around local, regional and global markets, which has served to develop Crown’s understanding of global consumer expectations.

The beverage market is dynamic and highly competitive, with each packaging manufacturer working together with its customers to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled Crown to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends and metal bottle caps. Innovations include the SuperEnd® and 360 End™ beverage can ends, shaped beverage cans which include size differentiation, such as slim line cans for low calorie products or larger sizes for high volume consumption. Crown expects to continue to add capacity in many of the growth markets around the world.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and is continuing its efforts to reduce can and end diameter, lighten the metal content of its cans, reduce non-metal costs and water and energy usage while improving production processes.

Food Cans and Closures

Crown manufactures a variety of food cans and ends, including two-piece and three-piece cans in numerous shapes and sizes, and sells food cans to food marketers such as Bonduelle, Cecab, Faribault Foods, Mars, Morgan Foods, Nestlé, Princes Group and Simmons Foods, among others. Crown offers a wide variety of metal vacuum closures and sealing equipment solutions to leading marketers such as Abbot Laboratories, Danone, H. J. Heinz, Kraft, Nestlé, and Unilever, among others, from a network of metal vacuum closure plants around the world. Crown supplies total packaging solutions, including metal and composite closures, capping systems and services while working closely with customers, retailers and glass and plastic container manufacturers to develop innovative closure solutions and meet customer requirements.

Technologies used to produce food cans include three-piece welded, two-piece drawn and wall-ironed and two-piece drawn and redrawn. Crown also offers its LIFTOFF™ series of food ends, including its Easylift™ full aperture steel food can ends, and PeelSeam™, a flexible aluminum foil laminated end. Crown offers expertise in closure design and decoration, ranging from quality printing of the closure in up to nine colors, to inside-the-cap printing, which offers customers new promotional possibilities, to better product protection through Ideal Closures™, Orbit™ and Superplus™. Crown’s commitment to innovation has led to developments in packaging materials, surface finishes, can shaping, lithography, filling, retorting, sealing and opening techniques and environmental performance. Crown manufactures easy open, vacuum and conventional ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food.

Aerosol Cans

Crown’s customers for aerosol cans and ends include manufacturers of personal care, food, household and industrial products, including Colgate Palmolive, Friesland Campina, Procter & Gamble, SC Johnson and Unilever, among others. The aerosol can business is highly competitive. Crown competes by offering its customers a broad range of products including multiple sizes, multiple color schemes and shaped packaging.

Specialty Packaging

Crown’s specialty packaging business is primarily located in Europe and Asia. Crown produces a wide variety of specialty containers with numerous lid and closure variations. Crown’s specialty packaging customers include Abbott Laboratories, Akzo Nobel, Britvic, Mars, Nestlé, PPG, Tikkurlia Oy and United Biscuits, among others.

Sales and Distribution

Global marketers qualify suppliers on the basis of their ability to provide global service, innovative designs and technologies in a cost-effective manner.

With its global reach, Crown markets and sells products to customers through its own sales and marketing staffs. In some instances, contracts with customers are centrally negotiated, but products are ordered through and distributed directly by Crown’s local facilities. Crown’s facilities are generally located in proximity to their respective major customers. Crown works closely with customers in order to develop new business and to extend the terms of its existing contracts.

Many customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling use of working capital. Crown schedules its production to meet customer requirements. Because the production time for Crown’s products is short, any backlog of customer orders in relation to overall sales is not significant.

Seasonality

The food packaging business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period in the Northern Hemisphere has ended and new crops are not yet planted. The industry generally enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Due to this seasonality, inventory levels increase in the first half of the year to meet peak demand in the second and third quarters. Weather represents a substantial uncertainty in the yield of food products and is a major factor in determining the demand for food cans in any given year. Generally, beverage products are consumed in greater amounts during the warmer months of the year in the Northern Hemisphere and sales and earnings have generally been higher in the second and third quarters of the calendar year.

Crown’s other businesses primarily include aerosol and specialty packaging and canmaking equipment, which tend not to be as significantly affected by seasonal variations.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, quality, service and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers, some of whom manufacture containers for their own use and for sale to others. Crown’s competitors include, but are not limited to, Ardagh Group, Ball Corporation, BWAY Corporation, Can-Pack S.A., Metal Container Corporation, Rexam PLC and Silgan Holdings Inc.

Customers

Crown’s largest customers consist of many of the leading manufacturers and marketers of packaged consumer products in the world. Consolidation trends among beverage and food marketers have led to a concentrated customer base. Crown’s top ten global customers represented in the aggregate approximately 29% of its 2014 net sales. In each of the years in the period 2012 through 2014, no one customer accounted for more than ten percent of Crown’s net sales. Each operating segment of Crown has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment or Crown as a whole. Major customers include those listed above under “—Products.” In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies independent licensees of Coca-Cola and Pepsi-Cola.

Research and Development

Crown’s principal Research, Development & Engineering (RD&E) Centers are located in Alsip, Illinois and Wantage, England. Crown utilizes its centralized RD&E capabilities to advance and deliver technologies for Crown’s worldwide packaging activities that (1) promote development of value-added metal packaging systems for its customers, (2) design cost-efficient manufacturing processes, systems and materials that further the sustainability of metal packaging, (3) provide continuous quality and/or production efficiency improvements in its manufacturing facilities, (4) advance customer and vendor relationships, and (5) provide value-added engineering services and technical support. These capabilities facilitate (1) the identification of new and/or expanded market opportunities by working directly with customers to develop new packaging products or enhance existing packaging products through the application of new technologies that better differentiate our customers’ products in the retail environment (for example, the creation of new packaging shapes or novel decoration methods) and/or the incorporation of consumer-valued features (for example, improved openability and ease of use) and (2) the reduction of manufacturing costs by reducing the material content of Crown ‘s products (while retaining necessary performance characteristics), reducing spoilage, and increasing operating efficiencies in our manufacturing facilities.

Crown maintains a substantial portfolio of patents and other intellectual property (IP) in the field of metal packaging systems and seeks strategic partnerships to extend its IP in existing and emerging markets. As a result, Crown has licensed IP in geographic regions where Crown has a limited market presence today. Existing technologies such as SuperEnd® beverage ends, the 360 End™ beverage end and can shaping have been licensed in Australia, Japan, and Africa to provide customers with global access to Crown’s brand building innovations.

Crown spent $39 million in 2014, $36 million in 2013, and $43 million in 2012 in its centralized RD&E activities. Certain of these activities are expected to improve and expand Crown’s product lines in the future. These expenditures include projects within Crown’s RD&E facilities to improve manufacturing efficiencies, reduce unit costs, and develop new and improved value-added packaging systems. These expenditures do not include related product and process developments occurring within Crown’s decentralized business units.

Materials and Suppliers

Crown uses various raw materials, primarily aluminum and steel, in its manufacturing operations. In general, these raw materials are purchased in highly competitive, price-sensitive markets which have historically exhibited price and demand cyclicality. These and other materials used in the manufacturing process have historically been available in adequate supply from multiple sources.

Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries in which it operates plants. Some plants in less developed countries, which do not have local mills, obtain raw materials from nearby, more developed countries. Crown has agreements for what it considers adequate supplies of raw materials. However, sufficient quantities may not be available in the future due to, among other things, shortages due to excessive demand, weather or other factors, including disruptions in supply caused by raw material transportation or production delays. From time to time, some of the raw materials have been in short supply but, to date, these shortages have not had a significant impact on Crown’s operations.

In 2014, consumption of steel and aluminum represented 27% and 37%, respectively, of consolidated cost of products sold, excluding depreciation and amortization. Due to the significance of these raw materials to overall cost of products sold, raw material efficiency is a critical cost component of the products manufactured. Supplier consolidations, changes in ownership, government regulations, political unrest and increased demand for raw materials in the packaging and other industries, among other risk factors, provide uncertainty as to the availability of and the level of prices at which Crown might be able to source such raw materials in the future. Moreover, the prices of aluminum and steel can be subject to significant volatility. Crown’s raw material supply contracts vary as to terms and duration, with steel contracts typically one year in duration with fixed prices or set repricing dates, and aluminum contracts typically multi-year in duration with fluctuating prices based on aluminum ingot costs. Crown generally attempts to mitigate its steel and aluminum price risk by matching its purchase obligations with its sales agreements; however, there can be no assurance that Crown will be able to fully mitigate that risk.

Crown, in agreement with customers in many cases, also uses commodity and foreign currency forwards in an attempt to manage its exposure to aluminum price volatility.

There can be no assurance that Crown will be able to fully recover from its customers the impact of aluminum and steel price increases or that the use of derivative instruments will effectively manage Crown’s exposure to price volatility. In addition, if Crown is unable to purchase steel and aluminum for a significant period of time, its operations would be disrupted and if Crown were unable to fully recover the higher cost of steel and aluminum, its financial results may be adversely affected. Crown continues to monitor this situation and the effect on its operations. As a result of continuing global supply and demand pressures, other commodity-related costs affecting Crown’s business may increase as well, including natural gas, electricity and freight-related costs. Crown will attempt to increase prices on its products accordingly in order to recover these costs.

In response to the volatility of raw material prices, ongoing productivity and cost reduction efforts in recent years have focused on improving raw material cost management.

Crown’s manufacturing facilities are dependent, in varying degrees, upon the availability of water and processed energy, such as natural gas and electricity. Certain of these may become difficult or impossible to obtain on acceptable terms due to external factors which could increase Crown’s costs or interrupt its business.

Aluminum and steel, by their very nature, can be recycled at high effectiveness and can be repeatedly reused to form new consumer packaging with minimal or no degradation in performance, quality or safety. By recycling these metals, large amounts of energy can be saved and significant water use and carbon dioxide emissions avoided.

Sustainability and Environmental, Health and Safety Matters

Crown’s operations are subject to numerous laws and regulations governing the protection of the environment, disposal of waste, discharges into water, emissions into the atmosphere and the protection of employee health and safety. Future regulations may impose stricter environmental requirements on the packaging industry and may require additional capital investment. Anticipated future restrictions in some jurisdictions on the use of certain coatings may require Crown to employ additional control equipment or process modifications. Crown has a Corporate Sustainability Policy and a Corporate Environmental Protection Policy. Environmental awareness is a key component of sustainability. Environmental considerations are among the criteria by which Crown evaluates projects, products, processes and purchases. Crown is committed to continuous improvement in product design and manufacturing practices to provide the best outcome for the human and natural environment, both now and in the future. By reducing the per-unit amount of raw materials used in manufacturing its products, Crown can significantly reduce the amount of energy, water and other resources and associated emissions necessary to manufacture metal containers. Crown aims to continue that process of improvement in its manufacturing process to assure that consumers and the environment are best served through the use of metal packaging. Crown is also committed to providing a safe work environment for its employees through programs that emphasize safety awareness and the elimination of injuries and incidents. There can be no assurance that current or future environmental laws or liabilities will not have a material effect on Crown’s financial condition, liquidity or results of operations. Discussion of Crown’s environmental matters is contained within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Environmental Matters,” and under Note N to Crown’s audited consolidated financial statements.

Working Capital

Crown generally uses cash during the first nine months of the year to finance seasonal working capital needs. Crown’s working capital requirements are funded by cash flows from operations, revolving credit facilities and receivables securitization and factoring programs.

Further information relating to Crown’s liquidity and capital resources is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Liquidity” and under Note R to Crown’s audited consolidated financial statements.

Collection and payment periods tend to be longer for some of Crown’s operations located outside the United States due to local business practices.

Employees

At December 31, 2014, Crown had approximately 23,000 employees. Collective bargaining agreements with varying terms and expiration dates cover approximately 15,400 employees. Crown does not expect that renegotiation of the agreements expiring in 2015 will have a material adverse effect on its consolidated results of operations, financial position or cash flow.

Properties

As of December 31, 2014, Crown operated 149 manufacturing facilities of which 29 were leased. Crown has three divisions, defined geographically, within which it manufactures and markets its products. At December 31, 2014, the Americas Division had 45 operating facilities of which 10 were leased. Within the Americas Division, 30 facilities were operated in the United States of which seven (7) were leased. At December 31, 2014, the European Division had 74 operating facilities of which 14 were leased, and the Asia-Pacific Division had 30 operating facilities of which four (4) were leased. Crown also has canmaking and spare part operations in the United States and the United Kingdom, one of which was a leased facility. Certain leases provide renewal or purchase options. The principal manufacturing facilities at December 31, 2014 are listed below and are grouped by product and by division.

Crown’s Americas and Corporate headquarters are in Philadelphia, Pennsylvania, its European headquarters is in Baar, Switzerland and its Asia Pacific headquarters is in Singapore. Crown maintains research facilities in Alsip, Illinois and Wantage, England.

Crown’s manufacturing and support facilities are designed according to the requirements of the products to be manufactured. Therefore, the type of construction may vary from plant to plant. Warehouse space is generally provided at each of the manufacturing locations, although Crown also leases outside warehouses.

Ongoing productivity improvements and cost reduction efforts in recent years have focused on upgrading and modernizing facilities to reduce costs, improve efficiency and productivity and phase out uncompetitive facilities. Crown has also opened new facilities to meet increases in market demand for its products. These actions reflect Crown’s continued commitment to realign manufacturing facilities to maintain its competitive position in its markets. Crown continually reviews its operations and evaluates strategic opportunities. Further discussion of Crown’s recent restructuring actions is contained within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Provision for Restructuring,” and under Note O to Crown’s audited consolidated financial statements.

Utilization of any particular facility varies based upon product demand. While not possible to measure with any degree of certainty or uniformity the productive capacity of these facilities,

management believes that, if necessary, production can be increased at several existing facilities through the addition of personnel, capital equipment and, in some facilities, square footage available for production. In addition, Crown may from time to time acquire additional facilities or dispose of existing facilities.

Excluded from the list below are operating facilities in unconsolidated subsidiaries as well as service or support facilities. The service or support facilities include machine shop operations, plant operations dedicated to printing for cans and closures, coil shearing, coil coating and RD&E operations. Some operating facilities produce more than one product but have been presented below under the product with the largest contribution to sales. Also excluded are five plants in Mexico related to the acquisition of Empaque in February 2015.

Included are four specialty packaging plants (Rouen, France; Helsinki, Finland; Aesch, Switzerland; and Liverpool, UK) which were sold in March 2015.

	Americas		Europe		Asia-Pacific

Beverage And Closures	Lawrence, MA Kankakee, IL Crawfordsville, IN Mankato, MN Batesville, MS Dayton, OH Cheraw, SC Conroe, TX Fort Bend, TX Winchester, VA Olympia, WA La Crosse, WI	Worland, WY Cabreuva, Brazil Teresina, Brazil Estancia, Brazil Manaus, Brazil Ponta Grossa, Brazil Calgary, Canada Weston, Canada Santafe de Bogota, Colombia Guadalajara, Mexico	Custines, France Korinthos, Greece Patras, Greece Amman, Jordan Dammam, Saudi Arabia Jeddah, Saudi Arabia Kosice, Slovakia Angoncillo, Spain	Sevilla, Spain El Agba, Tunisia Izmit, Turkey Osmaniye, Turkey Dubai, UAE Botcherby, UK Braunstone, UK	Phnom Penh, Cambodia

Sihanoukville, Cambodia

Beijing, China

Huizhou, China

Hangzhou, China

Heshan, China

Putian, China

Shanghai, China

Ziyang, China

Bangi, Malaysia
Singapore

Nong Khae, Thailand

Danang, Vietnam

Dong Nai, Vietnam

Hanoi, Vietnam

Ho Chi Minh City,
Vietnam

Food and Closures	Winter Garden, FL Pulaski Park, MD Owatonna, MN Omaha, NE Lancaster, OH Massillon, OH Mill Park, OH Connellsville, PA Hanover, PA	Suffolk, VA Seattle, WA Oshkosh, WI Chatham, Canada Kingston, Jamaica La Villa, Mexico Barbados, West Indies Trinidad, West Indies	Carpentras, France
Concarneau, France
Laon, France

Nantes, France

Outreau, France
Perigueux, France
Lübeck, Germany
Mühldorf, Germany
Seesen, Germany(2)
Tema, Ghana
Thessaloniki, Greece
Komye, Hungary
Nagykoros, Hungary

Athy, Ireland

Aprilia, Italy(2)

Battipaglia, Italy

Calerno S. Ilario

d’Enza, Italy
Nocera Superiore,

Italy

Parma, Italy
Abidjan, Ivory Coast

Toamasina,
Madagascar

Agadir, Morocco(2)

Casablanca, Morocco

Pisco, Peru

Goleniow, Poland

Pruszcz, Poland
Alochete, Portugal

Novotitarovskaya,
Russia

Timashevsk, Russia
Bellville, South
Africa

Aldeanuevra De
Ebro, Spain

Las Torres De
Cotillas, Spain

Llanera, Spain

Merida, Spain

Osuna, Spain

Pontavedra, Spain

Sevilla, Spain

Karacabey, Turkey

Neath, UK

Poole, UK

Wisbech, UK

Bangpoo, Thailand Haadyai, Thailand Samrong, Thailand Songkhla, Thailand

Aerosol	Alsip, IL Decatur, IL	Faribault, MN Spartanburg, SC	Spilamberto, Italy Mijdrecht, Netherlands	Sutton, UK

Specialty Packaging	Belcamp, MD		Helsinki, Finland Chatillon-sur-Seine, France Rouen, France Vourles, France Chignolo Po, Italy Hoom, Netherlands	Aesch, Switzerland Liverpool, UK Carlisle, UK Mansfield, UK Newcastle, UK	Chengdu, China Huizhou, China Kunshan, China Langfang, China Shanghai, China Tianjin, China Tongxiang, China Zhengzhou, China Singapore Binh Duong, Vietnam

Canmaking & Spares	Norwalk, CT		Shipley, UK

Legal Proceedings

Crown Cork is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. These claims arose from the insulation operations of a U.S. company, the majority of whose stock Crown Cork purchased in 1963. Approximately ninety days after the stock purchase, this U.S. company sold its insulation assets and was later merged into Crown Cork. At December 31, 2014, the accrual for pending and future asbestos claims and related legal costs that are probable and estimable was $275 million.

Crown has been identified by the Environmental Protection Agency as a potentially responsible party (along with others, in most cases) at a number of sites.

Further information on these matters and other legal proceedings is presented within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Provision for Asbestos” and “Environmental Matters” and under Note M and Note N to Crown’s audited consolidated financial statements.

In March 2015, the Bundeskartellamt, or German Federal Cartel Office (“FCO”), conducted unannounced inspections of the premises of several metal packaging manufacturers, including one of our German subsidiaries. The local court order authorizing the inspection cited FCO suspicions of anti-competitive agreements in the market for the supply of metal packaging products. The FCO’s investigation is ongoing. To date, the FCO has not officially charged Crown or any of its subsidiaries with any violations of competition law. Crown has commenced an internal investigation into the matter. If the FCO finds that the Company or any of its subsidiaries violated competition law, the FCO has the authority to levy fines, which could be material. At this stage Crown is unable to predict the ultimate outcome of the FCO’s investigation and any potential loss cannot be estimated.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facilities

Set forth below is a summary of the terms of Crown’s senior secured credit facilities. You should refer to the appropriate sections of the respective agreements governing each of Crown’s senior secured credit facilities for all of the terms thereof, which are available upon request from Crown.

Borrowers

The borrowers under Crown’s senior secured credit facilities are Crown Americas, Crown European Holdings, CROWN Metal Packaging Canada LP and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities

Crown’s senior secured credit facilities include the following: (i) a $450 million Dollar Revolving Facility, (ii) a $700 million Multicurrency Revolving Facility, (iii) a $50 million Canadian Revolving Facility, (iv) a $220 million Term Loan A Facility, (v) a $75 million Additional Term Loan A Facility, (vi) a $580 million Delayed Draw Term Loan A Facility, (vii) a $675 million Term Loan B Facility, (viii) a €110 million Term Euro Facility, (ix) a €590 million Delayed Draw Term Euro Facility and (x) a $362 million Farm Credit Facility (together, the “Facilities”).

The maturity date for the Facilities, other than the Farm Credit Facility and the Term Loan B Facility, is December 19, 2018. The maturity date for the Farm Credit Facility is December 19, 2019. The maturity date for the Term Loan B Facility is February 18, 2022.

The applicable interest margins and commitment fee in respect of the Facilities are subject to a grid.

Guarantees

The U.S. Credit Parties (as defined below) guarantee borrowings by Crown Americas under the Term Loan A Facility, the Farm Credit Facility, the Dollar Revolving Credit Facility and all other loans of Crown Americas. The U.S. Credit Parties, certain of Crown’s subsidiaries in Canada, England or Wales, Luxembourg, the Netherlands, Spain, Switzerland and Crown European Holdings’ subsidiaries organized in France, Germany, Mexico and the Netherlands guarantee borrowings under the Facilities by non-U.S. borrowers. The Empaque entities in the Netherlands currently guarantee the outstanding senior secured credit facilities of Crown European Holdings and its subsidiaries. The Empaque Mexico entities do not currently guarantee the outstanding senior secured credit facilities of Crown European Holdings and its subsidiaries but are expected to become guarantors thereof.

Security

Borrowings under the Facilities by Crown Americas are, with certain limited exceptions, secured by substantially all of the assets of Crown Holdings and each of its direct and indirect U.S. subsidiaries (existing or thereafter acquired or created) (collectively, the “U.S. Credit Parties”); provided that the pledge of capital stock of any first-tier non-U.S. subsidiaries is limited to 65% of such capital stock (the “U.S. Collateral”). Borrowings under the Facilities by the non-U.S. borrowers are, with certain limited exceptions, secured by the U.S. Collateral, substantially all of the assets of the guarantors that are domiciled in Canada and the United Kingdom and a pledge of all of the capital stock and intercompany notes of Crown Americas, the non-U.S. borrowers, the guarantors of the non-U.S. borrowers and the direct and indirect subsidiaries of Crown Americas, the non-U.S. borrowers and the guarantors of the non-U.S. borrowers (existing or thereafter acquired or created).

Prepayments; Covenants; Events of Default

The Facilities contain affirmative and negative covenants, financial covenants requiring Crown Holdings to maintain a maximum leverage ratio and a minimum interest coverage ratio, representations and warranties and events of default customary for facilities of this type. In addition, the term loan facility contains mandatory prepayment provisions customary for facilities of this type. The Facilities also permit the borrowers to incur additional secured and unsecured debt (including additional first lien debt), subject to covenant compliance and other terms and conditions.

Outstanding Senior Notes due 2021

On January 31, 2011, Crown Americas and Crown Americas Capital Corp. III (“Crown Americas Capital III”) issued senior unsecured notes under an indenture among Crown Americas and Crown Americas Capital III, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2021. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on February 2, 2011.

Principal, Maturity and Interest

The senior notes issued by Crown Americas and Crown Americas Capital III in 2011 will mature on February 1, 2021 and accrue interest at the rate of 6.25% per year. The aggregate principal amount outstanding as of December 31, 2014 of the senior notes due 2021 was $700 million. Interest on each series of senior notes is payable semi-annually in arrears on each February 1 and August 1.

Ranking and Guarantees

The senior notes due 2021 are senior obligations of Crown Americas and Crown Americas Capital III, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital III.

The senior notes due 2021 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital II, Crown Americas Capital III and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior notes due 2021 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital III and the guarantors,

•	effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital III and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital III and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2021, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at any time prior to February 1, 2016 by paying a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. Thereafter, Crown Americas and Crown Americas Capital III may redeem some or all of the senior notes due 2021 at the redemption prices set forth in the indenture, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior notes due 2021, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital III to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2021 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital III) to: incur additional debt and issue preferred stock; pay dividends or make other distributions, repurchase capital stock, repurchase subordinated debt and make certain investments; create liens and engage in sale and leaseback transactions; create restrictions on the payment of dividends and other amounts to Crown, Crown Americas or Crown Americas Capital III from restricted subsidiaries; sell assets or merge or consolidate with or into other companies; and engage in transactions with affiliates.

If at any time the senior notes due 2021 are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no default or event of default has occurred and is continuing under the indenture governing such notes, Crown and its subsidiaries will no longer be subject to certain of these restrictions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Senior Notes due 2022

On July 8, 2014, Crown European Holdings issued senior notes under an indenture among Crown European Holdings, the guarantors named therein, U.S. Bank National Association, as trustee, Elavon Financial Services Limited, UK Branch, as paying agent and transfer agent, and Elavon Financial Services Limited, as registrar.

Set forth below is a summary of the terms of the outstanding senior notes due 2022. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.1 to Crown’s Current Report on Form 8-K filed on July 11, 2014.

Principal, Maturity and Interest

The senior notes issued by Crown European Holdings will mature on July 15, 2022 and accrue interest at the rate of 4.0% per year. The aggregate principal amount outstanding as of December 31, 2014 of the senior notes due 2022 was €650 million. Interest on each series of senior notes is payable semi-annually in arrears on each January 15 and July 15.

Ranking and Guarantees

The senior notes due 2022 are senior obligations of Crown European Holdings, ranking senior in right of payment to all subordinated indebtedness of Crown European Holdings.

The senior notes due 2022 are guaranteed on a senior basis by (i) Crown and each of Crown’s U.S., Canadian and U.K. restricted subsidiaries that from time to time are obligors under or guarantee Crown’s senior secured credit facilities or that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or another guarantor of the notes and (ii) each of Crown European Holdings’ restricted subsidiaries that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or another guarantor or are otherwise obligors under Crown’s senior secured facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The senior notes due 2022 and note guarantees are senior unsecured obligations of Crown European Holdings and the guarantors,

•	effectively ranking junior in right of payment to all existing and future secured indebtedness of the issuer and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown European Holdings and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown European Holdings and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2022, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown European Holdings may redeem some or all of the senior notes due 2022 on or prior to the date that is 90 days prior to the scheduled maturity of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date and a “make-whole” premium. The senior notes due 2022 will be redeemable at any time after the date that is 90 days prior to the scheduled maturity date of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control repurchase event of Crown or Crown European Holdings, as defined under the indenture for the senior notes due 2022, the holders of such notes will have the right to require Crown European Holdings to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2022 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown European Holdings) to incur secured indebtedness and engage in certain sale and leaseback transactions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Senior Notes due 2023

On January 9, 2013 and January 15, 2013, Crown Americas and Crown Americas Capital Corp. IV (“Crown Americas Capital IV”) issued senior unsecured notes under an indenture among Crown

Americas and Crown Americas Capital IV, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee. Set forth below is a summary of the terms of the outstanding senior notes due 2023. You should refer to the indenture for all of the terms thereof, which is filed with the SEC as Exhibit 4.2 to Crown’s Current Report on Form 8-K filed on January 11, 2013.

Principal, Maturity and Interest

The senior notes issued by Crown Americas and Crown Americas Capital IV in 2013 will mature on January 15, 2023 and accrue interest at the rate of 4.50% per year. The aggregate principal amount outstanding as of December 31, 2014 of the senior notes due 2023 was $1,000 million. Interest on each series of senior notes is payable semi-annually in arrears on each January 15 and July 15.

Ranking and Guarantees

The senior notes due 2023 are senior obligations of Crown Americas and Crown Americas Capital IV, ranking senior in right of payment to all subordinated indebtedness of Crown Americas and Crown Americas Capital IV.

The senior notes due 2023 are guaranteed on a senior basis by Crown and each of Crown’s present and future U.S. subsidiaries (other than Crown Americas, Crown Americas Capital Corp., Crown Americas Capital Corp. II, Crown Americas Capital III and Crown Americas Capital IV) that from time to time are obligors under or guarantee Crown’s senior secured credit facilities.

The senior notes due 2023 and note guarantees are senior unsecured obligations of Crown Americas and Crown Americas Capital IV and the guarantors,

•	effectively ranking junior in right of payment to all existing and future secured indebtedness of Crown Americas and Crown Americas Capital IV and the guarantors to the extent of the value of the assets securing such indebtedness, including any borrowings under Crown’s senior secured credit facilities;

•	structurally subordinated to all indebtedness of Crown’s non-guarantor subsidiaries which include all of Crown’s foreign subsidiaries and any U.S. subsidiaries that are neither obligors nor guarantors of Crown’s senior secured credit facilities;

•	ranking equal in right of payment to any existing or future senior unsecured indebtedness of Crown Americas and Crown Americas Capital IV and the guarantors; and

•	ranking senior in right of payment to all existing and future subordinated indebtedness of Crown Americas and Crown Americas Capital IV and the guarantors.

Upon the release of any note guarantor from its obligations under Crown’s senior secured credit facilities, unless there is existing a default or event of default under the indenture governing the senior notes due 2023, the guarantee of such notes by such note guarantor will also be released.

Optional Redemption

Crown Americas and Crown Americas Capital IV may redeem some or all of the senior notes due 2023 at any time at the redemption prices equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Change of Control

Upon a change of control of Crown, as defined under the indenture for senior notes due 2023, the holders of such notes will have the right to require Crown Americas and Crown Americas Capital IV to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indenture governing the senior notes due 2023 limits, among other things, Crown’s ability and the ability of its restricted subsidiaries (including Crown Americas and Crown Americas Capital IV) to incur secured indebtedness and engage in certain sale and leaseback transactions.

Such covenants are subject to certain other exceptions and limitations.

Outstanding Debentures

Crown Cork currently has two series of debentures outstanding. The outstanding debentures were issued under the indenture among Crown Cork, Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996.

The outstanding debentures issued by Crown Cork have been guaranteed by Crown. The following table is a summary of the two series of notes outstanding as of December 31, 2014.

Outstanding Principal Amount (in millions)	Interest Rate	Maturity	Redemption by Issuer
$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

$64	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indenture under which the outstanding debentures were issued provides certain protections for the holders of such debentures. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, the indenture and agreements contain a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, the indenture and agreements contain a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indenture and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personalty located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indenture and agreements the definition of “principal property” includes property located outside the United States. The indenture and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, the indenture and agreements contain a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding debentures shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries does not exceed 10% of its consolidated net tangible assets.

Receivable Securitization Facilities

On March 9, 2010, Crown Cork & Seal Receivables (DE) Corporation and CROWN Cork & Seal USA, Inc. entered into a North American receivables securitization facility with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent for the purchasers and the owners thereto. Under its North American facility, certain of Crown’s subsidiaries sell receivables, on a revolving basis, to a wholly-owned, bankruptcy-remote subsidiary. The bankruptcy-remote subsidiary was formed for the sole purpose of buying and selling receivables generated by Crown and, in turn, sells the purchased receivables to the administrative agent for the benefit of a syndicate of financial institutions. Crown continues to service these receivables for a fee but does not retain any interest in the pool of receivables sold. At December 31, 2014, Crown had available capacity of $100 million under its North American facility. The North American facility matures in December 2015, and the interest rate applicable to yield for purchases under the facility is (1) LIBOR plus 0.80% per annum; (2) the alternative base rate plus 0.80% per annum or (iii) the commercial paper rate plus 0.80% per annum. The North American facility contains customary covenants, including the requirement to perform under the contracts underlying the receivables, comply with the credit and collection policies and reporting requirements. In Europe, Crown has a €130 million ($157 million at December 31, 2014) receivables securitization facility that matures in July 2017. At December 31, 2014, Crown had available capacity of $32 million under its European facility.